                                                                  Exhibit 10.13





                                  AGREEMENT FOR

                          FINANCIAL MANAGEMENT SERVICES

                                TABLE OF CONTENTS

RECITALS                                                                                                       PAGE
--------                                                                                                       ----
 1.     Term                                                                                                      2

 2.     Description of Services                                                                                   3

 3.     Billing and Payment                                                                                       4

 4.     Administration                                                                                            4

 5.     Authority to Use County Space and Other Property                                                          4

 6.     Performance Standards                                                                                     5

 7.     Waiver                                                                                                    5

 8.     Notice of Delays                                                                                          5

 9.     Rules and Regulations                                                                                     5

10.     Nondiscrimination in Services                                                                             6

11.     Nondiscrimination Affirmative Action and
        Assurance of Compliance with Civil Rights                                                                 7

12.     Records and Audits                                                                                        9

13.     Reports                                                                                                  10

14.     Prohibition Against Assignment and Delegation                                                            11

15.     Licences, Permits, Registration, and Certificates                                                        12

16.     Unlawful Solicitation                                                                                    12

17.     Conflict of Interest                                                                                     13

18.     Restrictions on Lobbying                                                                                 13

19.     County Lobbyists                                                                                         14

20.     Entire Agreement                                                                                         14

21.     Alteration of Terms                                                                                      15

22.     Form of Business Organization                                                                            15

23.     Independent Contractor Status                                                                            16

24.     Indemnification and Insurance                                                                            17

                                TABLE OF CONTENTS


25.     Covenant Against Contingent Fees                                                                         20

26.     Authorization Warranty                                                                                   21

27.     Damage to County Facilities, Buildings or Grounds                                                        21

28.     County's Obligation for Future Fiscal Years                                                              22

29.     Compliance with Applicable Law                                                                           22

30.     Other Providers of Services                                                                              23

31.     Confidentiality                                                                                          23

32.     Endorsement                                                                                              24

33.     Rights in Data                                                                                           24

34.     Trade Secret                                                                                             24

35.     Copy Rights                                                                                              24

36.     Termination for Improper Consideration                                                                   25

37.     Termination for Insolvency                                                                               25

38.     Termination for Default                                                                                  26

39.     Termination for Convenience                                                                              30

40.     Contractor Cooperation upon Expiration or Termination                                                    30

41.     Disclosure of Information                                                                                30

42.     Validity                                                                                                 31

43.     County Audit Settlements                                                                                 31

44.     Federal Access to Records                                                                                31

45.     Subcontracting                                                                                           32

46.     Fair Labor Standards Act                                                                                 34

47.     Employment Eligibility Verification                                                                      34

48.     No Intent to Create Third-Party Beneficiary Contract                                                     35

                                TABLE OF CONTENTS

49.     Severability                                                                                             35

50.     Contractor Performance During Civil Unrest or Disaster                                                   35

51.     Most Favored Public Entity                                                                               36

52.     Interpretation of Agreement, Specification and Disputes                                                  36

53.     Consideration of GAIN Program Participants for Employment                                                37

54.     County's Quality Assurance Plan                                                                          37

55.     Contractor's Warranty of Adherence to County's Child
        Support Compliance Program                                                                               38

56.     Termination for Breach of Warranty to Maintain Compliance
        with County's Child Support Compliance Program                                                           39

57.     Contractor's Acknowledgment of County's Commitment to
        Child Support Enforcement                                                                                40

58.     Referral of Current and Former County Employees for
        Employment with Contractor                                                                               40

59.     Staffing Performance While Under the Influence                                                           41

60.     Governing Law, Jurisdiction, and Venue                                                                   41

61.     Resolicitation of Bids of Proposals                                                                      42

62.     Consideration of Hiring County Employees Targeted
        for Layoffs                                                                                              42

63.     Contractor's Exclusion from Participation in a
        Federally Funded Program                                                                                 43

64.     Notice                                                                                                   43

                                                           Contract No. H 210553


                   AGREEMENT FOR FINANCIAL MANAGEMENT SERVICES

      This Agreement is made and entered into this 1st day of June, 1999,


      by and between            COUNTY OF LOS ANGELES (hereafter "County"),

      and                       Health Management Systems, Inc. (hereafter
                                "Contractor").

                                Business Address:

                                401 Park Avenue South
                                New York, New York, 10016

      WHEREAS, pursuant to California Health and Safety Code Sections 1441 and 1445, County has established and maintains a network, through its Department of Health Services (hereafter "DHS"), of County hospitals, ambulatory care centers, public health programs, support facilities, Public/Private Partnerships, Managed Care facilities, and any other DHS program (hereafter collectively referred to as "Facility", "Facilities", or the name of a specific facility or program to be specified hereunder); and

      WHEREAS, Contractor possesses the competence, expertise, and personnel required to provide the financial services as described herein; and

      WHEREAS, County finds it necessary to secure professional services in the area of Financial Management Services consisting of Commercial Insurance Billing Services (hereafter referred to as "CIBS"), Medi-Cal Billing and Follow-Up Services (hereafter referred to as "MBFS"), Financial Management and Consulting

Services (hereafter referred to as "FMCS"), and Secondary Third-Party Resource Identification and Recovery Services (hereafter referred to as "STPRIR"); and

      WHEREAS, Contractor is a financial consulting firm and, by virtue of its competence and expertise in the areas of CIBS, MBFS, FMCS, and STPRIR, is qualified to perform the required services; and

      WHEREAS, in response to County's Request for Proposals for such services, Contractor has submitted its proposal to County and desires to provide such services;

      WHEREAS, the term "Director" as used hereunder shall refer to the Director of the Department of Health Services and/or his authorized designee; and

      WHEREAS, the authority of County to enter into this Agreement is found in Government Code Sections 26220 and 31000.

      NOW, THEREFORE, the parties hereto agree as follows:

      1.    TERM:

                  A. The term of this Agreement shall commence on July 1, 1999 and shall continue in full force and effect through June 30, 2000. Thereafter, this Agreement shall be automatically renewed for a one-year period, for a maximum of three (3) additional years through June 30, 2003, without further action by the parties, unless any party provides notice to the other party of its intent to terminate this Agreement at least thirty (30) days prior to the beginning of each automatic renewal period.

            Notwithstanding the foregoing, this Agreement, and the particular services specified within the Agreement, may be canceled or terminated at any time by County or Contractor with or without cause upon the giving of thirty (30) days written notice, except that for FMCS referred to in the Exhibit A - STATEMENT OF WORK, Paragraph 5D, in which case such notice shall be at least ninety (90) days.

                  B. The term of this Agreement may be extended by Director
            beyond the stated expiration date on a month-to-month basis, for a period of time not to exceed six (6) months, upon the mutual agreement of the parties. Except as specifically noted, all provisions of the Agreement shall remain in effect for the duration of the extension. Compensation for work performed during the extension period shall be in accordance with Exhibit A - STATEMENT OF WORK, Paragraph 7 - PROVISION FOR PAYMENT, attached hereto and incorporated herein by reference. There shall be no adjustment to the contingency fee for any month of such extension.

      2. DESCRIPTION OF SERVICES: Contractor shall provide services to County, as set forth in Exhibit A - STATEMENT OF WORK, attached hereto and incorporated herein by reference, at Facilities in the manner and form as described in the body of this Agreement and Exhibit A.

      3. BILLING AND PAYMENT: For all services hereunder, Contractor shall bill County monthly, in arrears, in accordance with the fees set forth in Exhibit A - STATEMENT OF WORK, Paragraph 7 - PROVISION FOR PAYMENT, in a format approved by County. All billings shall clearly reflect and provide reasonable detail of the services for which claim is made. County shall pay Contractor within sixty (60) days following receipt of a complete and correct billing as provided in Exhibit A - STATEMENT OF WORK, Paragraph 7 PROVISION FOR PAYMENT, or provide an itemized statement of its objections to all or any portion of such bill, as determined by County.

      4. ADMINISTRATION: The DHS Director of Finance, or his/her duly authorized designee (hereafter collectively referred to as "Director"), shall have the authority to administer this Agreement on behalf of County. Contractor shall designate in writing a person who shall have the authority to administer this Agreement on behalf of Contractor.

      5. AUTHORITY TO USE COUNTY SPACE AND OTHER PROPERTY: In order to perform services hereunder and only for the performance of such services, County may authorize the Contractor to use and occupy on a nonexclusive basis space in the Facilities, as approved in writing by Director.

      If, at any time during the term of this Agreement, any space indicated above is not utilized by Contractor for services hereunder, then such space shall be vacated by Contractor and may thereafter be used by County for any purpose.

      6. PERFORMANCE STANDARDS: It is mutually understood and agreed that if Contractor fails to provide financial services and offer services in conformance with contract requirements as specified in this Agreement body and in Exhibit A
- STATEMENT OF WORK, or if Contractor fails to comply with any written directions made by or on behalf of the County regarding this Agreement, County may terminate this Agreement in accordance with the provisions of Paragraph 38, Termination for Default.

      7. WAIVER: No waiver of a breach of any provision of this Agreement by County shall constitute a waiver of any other breach of such provision. Failure of County to enforce at any time, or from time to time, any provision of this Agreement shall not be construed as a waiver thereof. The remedies herein reserved shall be cumulative and additional to any other remedies in law or equity.

      8. NOTICE OF DELAYS: Except as otherwise provided herein, when either party has knowledge that any actual or potential situation is delaying or threatens to delay the timely performance of this Agreement, that party shall, within five working days, give notice thereof, including all relevant information with respect thereto, to the other party.

      9. RULES AND REGULATIONS: During the time that Contractor's employees are at any Facility, such employees shall be subject to the rules and regulations of that facility. It is the responsibility of Contractor to acquaint its employees who are to provide services hereunder with such rules and regulations. Contractor agrees to permanently withdraw any of its employees from the provision of services under this Agreement upon receipt of written notice from Director or his authorized designee: (1) that such employee has violated such rules or regulations; or (2) that such employee's actions, while on County premises, indicated that he may do harm to County property, County patients, County employees or the public.

      10. NONDISCRIMINATION IN SERVICES: Contractor shall not discriminate in the provision of services hereunder because of race, color, religion, national origin, ancestry, sex, age, or physical or mental handicap, and, in this respect, shall comply with all applicable requirements of Federal and State law. For the purpose of this Paragraph 10, discrimination in the provision of services may include, but is not limited to, the following: denying any person any service or benefit or the availability of a facility; providing any service or benefit to any person which is not equivalent or is not provided in an equivalent manner or at an equivalent time to that provided to others; subjecting any person to segregation or separate treatment in any manner related to the receipt of any service; restricting any person in any way in the enjoyment of any advantage or privilege enjoyed by others receiving any service or benefit; and treating any person differently from others in determining admission, enrollment quota, eligibility, membership, or any other requirements or conditions which persons must meet in order to be provided any service or benefit. Contractor shall ensure that recipients of services under this Agreement are provided services without regard to race, color, religion, national origin, ancestry, sex, age, or physical or mental handicap.

      11. NONDISCRIMINATION, AFFIRMATIVE ACTION AND ASSURANCE OF COMPLIANCE WITH CIVIL RIGHTS:

            A. Contractor certifies and agrees that all persons employed by it, its affiliates, subsidiaries, or holding companies are and will be treated equally by it without regard to, or because of race, color, religion, national origin, ancestry, sex, age, condition of physical handicap, marital status, or political affiliation, in compliance with all anti-discrimination laws and regulations of the United States of America and the State of California as they now exist or may hereafter be amended.

            B. Contractor shall take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, ancestry, national origin, condition of physical handicap, marital status, or political affiliation. Such action shall include, but not be limited to, the following: employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship.

            C. Contractor hereby assures that it will comply with Subchapter VI of the Civil Rights Act of 1964, 42 USC Sections 2000e through 2000e(17), to the end that no person shall, on grounds of race, religion, color, sex, national origin, condition of physical handicap, marital status, or political affiliation, be excluded from participation in, be denied the benefits of, or be otherwise subjected to discrimination under this Agreement or under any project, program, or activity supported by this Agreement.

            D. Contractor shall deal with its subcontractors, bidders or vendors without regard to or because of race, color, religion, ancestry, national origin, sex, age, or condition of physical handicap, marital status or political affiliation as required by all applicable anti-discrimination laws and regulations of the United States of America and the State of California as they now exist or may hereafter be amended.

            E. Contractor shall allow authorized County representatives access to its employment records during regular business hours to verify compliance with these provisions when so requested by Director.

            F. If County finds that any of the above provisions have been violated, the same shall constitute a material breach of contract upon which County may determine to cancel, terminate, or suspend this Agreement. While County reserves the right to determine independently that the anti-discrimination provisions of this Agreement have been violated, in addition, a determination by the California Fair Employment Practices Commission or the Federal Equal Employment Opportunity Commission that Contractor has violated State or Federal anti-discrimination laws or regulations shall constitute a finding by County that Contractor has violated the anti-discrimination provisions of this Agreement.

            G. The parties agree that in the event Contractor violates the anti-discrimination provisions of this Agreement, County shall, at its option, be entitled to a sum of Five Hundred Dollars ($500) pursuant to California Civil Code Section 1671 as liquidated damages in lieu of canceling, terminating, or suspending this Agreement.

      12.   RECORDS AND AUDITS:

            A. Contractor shall maintain accurate and complete financial records of its activities and operations as they relate to its services under this Agreement in accordance with generally accepted accounting principles. Contractor shall also maintain accurate and complete employment and other records of all services provided hereunder. All such records shall be retained by Contractor for a minimum period of seven (7) years following the expiration or termination of this Agreement. During such seven (7) years, as well as during the term of this Agreement, all records pertaining to this Agreement, including, but not limited to, those described above or true and correct copies thereof, shall be retained by

      Contractor, or made available by Contractor, at a location in the County of Los Angeles and shall be made available within twenty working days of County's request during County's normal business hours to representatives of County for purposes of inspection or audit. In the event that such records are located outside the County of Los Angeles, then, at Contractor's option, such inspection or audit shall take place at an agreed place at such location and Contractor shall pay County for travel, per diem, and other costs related to such inspection or audit.

            B. In the event that an audit is conducted of Contractor specifically regarding this Agreement by any Federal or State auditor, or any auditor or accountant employed by Contractor or otherwise, Contractor shall file a copy of each such audit report with County's Auditor-Controller within thirty days of Contractor's receipt thereof, unless otherwise provided under this Agreement or applicable Federal or State law. County will make a reasonable effort to maintain the confidentiality of such audit report(s).

            C. Failure on the part of Contractor to comply with the provisions of this Paragraph shall constitute a material breach of this Agreement upon which County may terminate or suspend this Agreement.

      13. REPORTS: Contractor shall make reports as required by Director or his designee concerning its activities and operations hereunder.

      14. PROHIBITION AGAINST ASSIGNMENT AND DELEGATION: Contractor shall not assign its rights or delegate its duties under this Agreement, or both, whether in whole or in part, without the prior written consent of County. Any assignment or delegation which does not have such prior County consent shall be null and void. For purposes of this Paragraph 14, such County consent shall require a written amendment to this Agreement which is formally approved and executed by the delegatee or assignee on any claim under this Agreement, in consequence of any such County consent, shall reduce dollar for dollar any claims which Contractor may have against County and shall be subject to set-off, recoupment, or other reduction for any claims which County may have against Contractor, whether under this Agreement or otherwise.

      Shareholders or partners, or both, of Contractor may sell, exchange, assign, divest, or otherwise transfer any interest they may have therein. However, in the event any such sale, exchange, assignment, divestment, or other transfer is effected in such a way as to give majority control of Contractor to any person(s), corporation, partnership, or legal entity other than the majority controlling interest therein at the time of execution of this Agreement, then prior written consent thereof by County's Board of Supervisors shall be required. Any payments by County to Contractor on any claim under this Agreement shall not waive or constitute such County consent. Consent to any such sale, exchange, assignment, divestment, or other transfer shall be reduced only if County, in its sole judgement, determines that the transferee(s) is (are) lacking in experience, capability, or financial ability to perform all Agreement services and other work. This in no way limits any County right found elsewhere in this Agreement, including, but not limited to, any right to terminate this Agreement.

      Contractor is hereby authorized to subcontract for the services of Data Pacific, Inc.

      15. LICENSES, PERMITS, REGISTRATIONS, AND CERTIFICATES: Contractor shall obtain and maintain in effect during the term of this Agreement as set forth in Paragraph 1 above, all licenses, permits, registrations, and certificates required by law which are applicable to its performance of this Agreement, and shall ensure that all its officers, employees, and agents, who perform services hereunder obtain and maintain in effect during the term of this Agreement, all licenses, permits, registrations, and certificates required by law which are applicable to their performance of services hereunder.

      16. UNLAWFUL SOLICITATION: Contractor shall inform all of its employees who provide services hereunder of the provisions of Article 9 of Chapter 4 of Division 3 (commencing with Section 6150) of the California Business and Professions Code (i.e., State Bar Act provisions regarding unlawful solicitation as a runner or capper for attorneys) and shall take positive and affirmative steps in its performance hereunder to ensure that there is no violation of such provisions by its employees. Contractor agrees to utilize the attorney referral services of all those bar associations within Los Angeles County that have such a service.

      17. CONFLICT OF INTEREST: No County employee whose position in County enables such employee to influence the award or administration of this Agreement or any competing agreement, and no spouse or economic dependent of such employee, shall be employed in any capacity by Contractor or have any other direct or indirect financial interest in this Agreement. No officer or employee of Contractor who may financially benefit from the provision of services hereunder shall in any way participate in County's approval, or ongoing evaluation, of such services, or in any way attempt to unlawfully influence County's approval or ongoing evaluation of such services.

      Contractor shall comply with all conflict of interest laws, ordinances and regulations now in effect or hereafter to be enacted during the term of this Agreement. Contractor warrants that it is not now aware of any facts which create conflict of interest. If Contractor hereafter becomes aware of any facts which might reasonably be expected to create a conflict of interest, it shall immediately make full written disclosure of such facts to County. Full written disclosure shall include, without limitation, identification of all persons implicated and complete description of all relevant circumstances.

      18. RESTRICTIONS ON LOBBYING: If any federal monies are to be used to pay for Contractor's services under this Agreement, Contractor shall comply with all certification and disclosure requirements prescribed by Section 319, Public Law 101-121 (31 United States Code Section 1352) and any implementing regulations, and shall ensure that each of its subcontractors receiving funds provided under this Agreement also fully complies with all such certification and disclosure requirements.

      19. COUNTY LOBBYISTS: Contractor certifies that each County lobbyist as defined in Los Angeles County Code Section 2.160.010, retained by Contractor, shall fully comply with the County Lobbyist Ordinance, Los Angeles County Code Chapter 2.160. Failure on the part of any County lobbyist retained by Contractor to fully comply with the County Lobbyist Ordinance shall constitute a material breach of this Agreement upon which County may immediately terminate or suspend this Agreement.

      20. ENTIRE AGREEMENT: The body of this Agreement; Exhibit A and any Attachments thereto; Contractor's proposal, which is incorporated herein by reference but not attached, County's Request for Proposals ("RFP") for CIBS, MBFS, FMCS, and Third-Party Resource Identification and Recovery Services ("TPRIR") for the Facilities dated January 1998, including; Addenda No. 1, dated January 26, 1998, No. 2, dated February 20, 1998, No. 3, dated March 26, 1998, and No. 4, dated April 2, 1998, and No. 5, dated April 10, 1998, to the RFP which are hereby incorporated by reference but not attached, shall constitute the complete and exclusive statement of understanding between the parties which supersedes all previous agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. In the event of any conflict or inconsistency in the definition or interpretation of any word, responsibility, service, or schedule, between the body of this Agreement and the other above referenced documents, or between such other documents, such conflict or inconsistency shall be resolved by giving precedence first to the body of this Agreement and then to such other documents according to the following priority:

            1.    Exhibit A.

            2.    County's Request for Proposals

            3.    Addendum No. 1, Addendum No. 2, Addendum No. 3,

                  Addendum No. 4., and Addendum No. 5

            4.    Contractor's Proposal

      21. ALTERATION OF TERMS: No addition to or alteration of the terms of the body of this Agreement or the Exhibits attached hereto, whether by written or verbal understanding of the parties, their officers, employees, or agents shall be valid and effective unless made in the form of a written amendment which is formally adopted and executed by the parties in the same manner as this Agreement.

      22. FORM OF BUSINESS ORGANIZATION: Contractor shall prepare and submit to DHS, Contracts and Grants Division, within ten (10) days following execution of this Agreement an affidavit, sworn to and executed by Contractor's duly constituted officers, containing the following information:

            A. The form of Contractor's business organization, i.e., proprietorship, partnership, or corporation.

            B. A detailed statement indicating whether Contractor is totally or substantially owned by another business organization.

            C. A detailed statement indicating whether Contractor totally or partially owns any other business organization that will be providing services, supplies, materials or equipment to Contractor or in any manner does business with Contractor under this Agreement. If during the term of this Agreement, the form of Contractor's business organization changes, or the ownership of Contractor changes, or Contractor's ownership of other businesses dealing with Contractor under this Agreement changes, Contractor shall promptly notify Director in writing detailing such changes.

      23.   INDEPENDENT CONTRACTOR STATUS:

            A. This Agreement is by and between County and Contractor and is not intended, and shall not be construed, to create the relationship of agent, servant, employee, partnership, joint venture, or association, as between County and Contractor. The employees and agents of one party shall not be, or be construed to be, the employees or agents of the other party for any purpose whatsoever.

            B. Contractor shall be solely liable and responsible for providing to, or on behalf of, its employees all legally required employee benefits. County shall have no liability or responsibility for the payment of any salaries, wages or other compensation or benefits to any personnel provided by Contractor.

                C. Contractor understands and agrees that all persons furnishing services to County pursuant to this Agreement are, for purposes of workers' compensation liability, the sole employees of Contractor and not employees of County. Contractor shall bear the sole liability and responsibility for any and all workers' compensation benefits to any person as a result of injuries arising from or connected with services performed by or on behalf of Contractor pursuant to this Agreement.

                D. Acknowledgment that each of Contractor's employees understands that such person is an employee of Contractor and not an employee of County shall be signed by each employee of Contractor employed at the Facilities and shall be filed with County's Human Resources Department, Workers' Compensation Division, Claims Section, 222 No. Grand Avenue, Los Angeles, California 90012. The form and content of such acknowledgment shall be substantially similar to Exhibit A, Attachment E - CONTRACTOR EMPLOYEE ACKNOWLEDGMENT AND CONFIDENTIALITY AGREEMENT, attached hereto and incorporated herein by reference.

        24.     INDEMNIFICATION AND INSURANCE:

                A. Indemnification: Contractor shall indemnify, defend and hold harmless County, and its Special Districts, elected and appointed officers, employees, and agents from and against any and all liability and expense, including defense costs and legal costs, and legal fees arising from or connected with claims and lawsuits for damages or worker's compensation benefits relating to Contractor's operations or its services, which result from bodily injury, death, personal injury, or property damage (including damage to Contractor's property).

                Contractor shall indemnify County, and save it harmless from any and all loss, damage, costs, and expenses, including reasonable attorney's fees, suffered or incurred on account of any breach of the aforementioned obligations and covenants.

                B. Insurance: Without limiting Contractor's indemnification of County, Contractor shall provide and maintain at its own expense during the term of this Agreement the following program(s) of insurance covering its operations hereunder. Such insurance shall be provided by insurer(s) satisfactory to the County's Risk Management Coordinator and evidence of such program(s) satisfactory to County shall be delivered to County's Department of Health Services, Contracts and Grants Division, 313 North Figueroa Street, Sixth Floor-East, Los Angeles, California 90012, on or before the effective date for the commencement of services. Such evidence shall specifically identify this Agreement and shall contain express conditions that County is to be given written notice at least thirty (30) days in advance of any modification or termination of any policy of insurance. Such insurance shall be endorsed naming County as an additional insured and shall include:

                       (1) Liability: Such insurance shall be primary to and not
                contributing with any other insurance maintained by County, shall name the County of Los Angeles as an additional insured, and shall include, but not be limited to:

                                    a. Commercial General Liability insurance
                           endorsed for Premises-Operations, Products/Completed Operations, Contractual, Broad Form Property Damage, and Personal Injury with a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence and fire legal liability for the replacement value and with a deductible no greater than five percent (5%) of replacement value.

                                    If the above insurance is written on a
                           Claims Made Form, such insurance shall be endorsed to provide an extended reporting period of not less than two (2) years following termination of this Agreement.

                                    b. Comprehensive Auto Liability endorsed for
                           owned and non-owned vehicles with a combined single limit of at least One Million Dollars ($1,000,000) per occurrence.

                       (2) Workers' Compensation: A program of workers'
                compensation insurance in an amount and form to meet all applicable requirements of the Labor Code of the State of California, and which specifically covers the persons providing services on behalf of Contractor and all risks to such persons under this Agreement. Employers' Liability insurance shall be included in this program, with coverage of not less than One Million Dollars ($1,000,000) per occurrence.

                       All insurance and indemnification provisions shall apply
                equally to all subcontractors as well as to Contractor under this Agreement.

                       (3) Professional Liability: Insurance covering liability
                arising from any error, omission, or negligent act of the Contractor, its officers, or employees with a limit of liability of not less than One Million Dollars ($1,000,000) per claim.

                       (4) Employee Health Insurance: A program providing basic
                health insurance coverage for all employees providing services under this Agreement. Failure on the part of Contractor to procure or maintain required insurance shall constitute a material breach of this Agreement upon which County may terminate or suspend this Agreement.

        25.     COVENANT AGAINST CONTINGENT FEES:

                A. Contractor warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by Contractor for the purpose of securing business.

                  B. For breach or violation of this warranty, County shall have the right to terminate this Agreement and, in its sole discretion, to deduct from the Agreement price or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee.

                  C. Notwithstanding the foregoing, the parties to this Agreement do not intend the provisions of this paragraph to apply to Contractor's ability to earn, and receive, any fee under this Agreements for the performance thereof.

         26. AUTHORIZATION WARRANTY: Contractor hereby represents and warrants that the person executing this Agreement for Contractor is an authorized agent who has actual authority to bind Contractor to each and every term, condition, and obligation set forth in this Agreement and that all requirements of Contractor have been fulfilled to provide such actual authority.

         27. DAMAGE TO COUNTY FACILITIES, BUILDINGS, OR GROUNDS:

                  A. Contractor shall repair, or cause to be repaired, or make due diligent efforts to begin such repair, at its own cost, any and all damage to Facilities, buildings or grounds caused by Contractor, as determined by County, employees of Contractor, or persons or companies making pick-ups from or deliveries to Contractor. Such repairs or due diligent efforts to begin such repairs shall be made immediately after Contractor has become aware of such damage, but in no case later than thirty days after the occurrence.

                  B. If Contractor fails to make timely repairs, County may make any necessary repairs. All costs incurred by County, as determined by County, for such repairs shall be repaid by Contractor upon demand or County may deduct such costs from any amounts due to Contractor from County.

        28. COUNTY'S OBLIGATION FOR FUTURE FISCAL YEARS: Notwithstanding any other provision of this Agreement, County shall not be obligated for Contractor's performance hereunder or by any provision of this Agreement during any of County's future fiscal years unless and until County's Board of Supervisors appropriates funds for this Agreement in County's Budget for each such future fiscal year. In the event that funds are not appropriated for this Agreement, then this Agreement shall terminate as of June 30 of the last County fiscal year for which funds were appropriated. County shall notify Contractor in writing of such non-allocation of funds at the earliest possible date.

        29. COMPLIANCE WITH APPLICABLE LAW:

                A. Contractor shall comply with all Federal, State and local laws, ordinances, regulations, rules, and directives applicable to its performance hereunder. Further, all provisions required thereby to be included in this Agreement are hereby incorporated herein by reference.

                B. Contractor shall indemnify and hold harmless County from and against any and all loss, damage, liability or expense resulting from any violation on the part of Contractor, its officers, employees, or agents, of such Federal, State or local laws, ordinances, regulations, rules, or directives.

        30. OTHER PROVIDERS OF SERVICES: Contractor acknowledges that it is not necessarily the exclusive provider of CIBS, MBFS, FMCS, STPRIR and that County has, or may enter into, contracts with other such providers, or may itself provide these services with County employees.

        31. CONFIDENTIALITY: Contractor shall maintain the confidentiality of all records and information, including, but not limited to, billings, County records, and patient records, in accordance with all applicable Federal, State, and local laws, regulations, ordinances, and directives. Contractor shall inform all its officers, employees, and agents providing services hereunder of the confidentiality provisions of this Agreement and require each of its officers, employees or agents providing services hereunder to execute a CONTRACTOR EMPLOYEE ACKNOWLEDGMENT AND CONFIDENTIALITY AGREEMENT (Exhibit A, Attachment E) prior to commencing work under this Agreement. Contractor shall defend, protect, and hold harmless County, its officers, employees, and agents, from and against any and all liability, expense, and demands arising out of the disclosure of records and information by Contractor, its officers, employees, or agents.

        32. ENDORSEMENT: Contractor shall not, in any manner, advertise, publish or represent that County endorses the goods or services herein mentioned without the prior written consent of County. Any published document referencing County must have prior written consent of County.

        33. RIGHTS IN DATA: County obtains the right to use, duplicate, and disclose in whole or in part, in any manner, for any purpose whatsoever, and to authorize others to do writings, drawings, pictorial reproductions, or other graphical representations and works of a similar nature produced by Contractor as a result of its activities supported by this Agreement. Contractor retains the right to use, duplicate and disclose in whole or in part, in any manner, for any purposes whatsoever, all writings, drawings, pictorial reproductions, or other graphical representations and works of a similar nature produced by Contractor as a result of its activities supported by this Agreement subject to the ENDORSEMENT Paragraph.

        34. TRADE SECRETS: Recognizing that County has no way to safeguard trade secrets or proprietary information, Contractor shall and does hereby keep and bear County harmless from all damages, costs, and expenses by reason of any disclosure by County of trade secrets and proprietary information.

        35. COPYRIGHTS: When publications and similar materials are developed pursuant to this Agreement, County shall retain all copyrights to such material. Such material may not be reproduced, translated, or published without prior written authorization by the County.

        36. TERMINATION FOR IMPROPER CONSIDERATION: County may, by written notice to Contractor, immediately terminate the right of Contractor to proceed under this Agreement if it is found that consideration, in any form, was offered or given by Contractor, either directly or through an intermediary, to any County officer, employee or agent with the intent of securing the Agreement or securing favorable treatment with respect to the award, amendment or extension of the Agreement or the making of any determinations with respect to the Contractor's performance pursuant to the Agreement. In the event of such termination, County shall be entitled to pursue the same remedies against Contractor as it could pursue in the event of default by the Contractor.

        Contractor shall immediately report any attempt by a County officer or employee to solicit such improper consideration. The report shall be made either to the County manager charged with the supervision of the employee or to the County Auditor-Controller's Employee Fraud Hotline at (213) 974-0914 or (800) 544-6861.

        Among other items, such improper consideration may take the form of cash, discounts, service, the provision of travel or entertainment, or tangible gifts.

        37.     TERMINATION FOR INSOLVENCY:

                A. County may terminate forthwith this Agreement for default in the event of the occurrence of any of the following:

                       (1) Insolvency of Contractor. Contractor shall be deemed
                to be insolvent if it has ceased to pay its debts in the ordinary course of business or cannot pay its debts as they become due, whether it has committed an act of bankruptcy or not, and whether insolvent within the meaning of the Federal Bankruptcy Code or not.


                        (2) The filing of a voluntary or involuntary petition
                under the Federal Bankruptcy Code.

                        (3) The appointment of a Receiver or Trustee for
                Contractor.

                        (4) The execution by Contractor of an assignment for the
                benefit of creditors.

                B. The rights and remedies of County provided in this Paragraph shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

        38.     TERMINATION FOR DEFAULT:

                A. County may, subject to the provisions of Subparagraph C below, by written notice of default to Contractor, terminate the whole or any part of this Agreement in the event of any of the following circumstances:

                       (1) If Contractor fails to perform the services provided
                for under this Agreement within the time specified herein or any agreed extension thereof; or if Contractor fails to perform any of the other provisions, conditions or undertakings set forth in this Agreement, or fails to make progress in the performance of services as provided herein as to substantially endanger Contractor's performance under this Agreement in accordance with its terms, or, if in the sole judgement of the Director, Contractor fails to supply adequate workforce, adequate equipment, or fails in any respect to execute the work with the diligence, force and quality specified in this Agreement, and, under any of the foregoing circumstances, Contractor does not cure such failure within a period of ten (10) days (or such longer period as County may authorize in writing) after receipt of notice from County specifying such failure; provided, however, that where Contractor's curing of any default requires activity over a period of time and Contractor shall have commenced to perform whatever may be required to cure the particular default within ten (10) days after such notice and continues to perform diligently, such time limit may be waived in the manner in which and to the extent allowed by the Director; or

                       (2) The failure of Contractor to maintain the County
                premises assigned to Contractor on a non-exclusive basis solely for the performance of services hereunder, in the state of repair required hereunder, and in a clean, sanitary, safe and satisfactory condition, where such failure continues for more than ten (10) days after written notice from Director to correct the condition.

                       (3) Transfer of the majority controlling interest of
                Contractor to persons other than those who are in control at the time of the execution of this Agreement without written approval thereof by County.

                B. In the event County terminates this Agreement in whole or in part as provided in Subparagraph A above, County may procure, upon such terms and in such manner as County may deem appropriate, services similar to those so terminated and Contractor shall be liable to County for any excess costs incurred by County, as determined by County, for such similar services, provided that Contractor shall continue the performance of this Agreement to the extent not terminated under the provisions of this Paragraph.

                C. Except with respect to defaults of subcontractors, Contractor shall not be liable for any such excess costs if its failure to perform this Agreement arises out of causes beyond the control and without the fault or negligence of Contractor, as determined by County. Such causes may include, but are not limited to, acts of God or of the public enemy, acts of County in either its sovereign or contractual capacity, acts of Federal or State governments in their sovereign capacities, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, and unusually severe weather; but in every case, the failure to perform must be beyond the control and without the fault or negligence of Contractor. If the failure to perform is caused by the default of a subcontractor, and if such default arises out of causes beyond the control of both Contractor and subcontractor, and without the fault or negligence of either of them, Contractor shall not be liable for any such excess costs for failure to perform, unless the supplies or services to be furnished by the subcontractor were obtainable from other sources in sufficient time to permit Contractor to meet the required performance schedule.

                D. If, after the notice of termination of this Agreement under the provisions of this Paragraph, it is determined for any reason that Contractor was not in default under the provisions of this Paragraph, or the default was excusable under the provisions of this Paragraph, the rights and obligations of the parties shall be the same as if the notice of termination had been issued pursuant to Paragraph 39 (TERMINATION FOR CONVENIENCE) below.

                E. The rights and remedies of County provided in this Paragraph shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

                F. As used in Subparagraph C above, the terms "subcontractor" and "subcontractors" means subcontractor(s) at any tier.

        39. TERMINATION FOR CONVENIENCE: The performance of services under this Agreement may be terminated in whole or in part from time to time when such action is deemed by County to be in its best interest. Termination of services hereunder shall be effected by delivery to Contractor of a thirty day advance Notice of Termination specifying the date upon which such termination becomes effective.

        Except as otherwise directed by County, Contractor may continue services under this Agreement for accounts referred to Contractor prior to the effective termination date and receive contingent fees, as applicable, as set forth in Exhibit A - STATEMENT OF WORK, Paragraph 7 - PROVISION FOR PAYMENT.

        40. CONTRACTOR COOPERATION UPON EXPIRATION OR TERMINATION: Upon the expiration or termination of this Agreement, Contractor shall reasonably cooperate with County to provide for the transition to whatever service replacement method County determines to be in its best interest.

        41. DISCLOSURE OF INFORMATION: Contractor shall not disclose any details in connection with this Agreement to any third party, except as may be otherwise provided herein or required by law. However, in recognizing the Contractor's need to identify its services and related clients to sustain itself, the County shall not inhibit Contractor from publicizing its role under this Agreement within the following conditions:

                A. Contractor shall develop all publicity material in a professional manner.

                B. During the course of performance on this Agreement, Contractor, its employees, agents, and subcontractors shall not publish or disseminate commercial advertisements, press release, opinions or feature articles, using the name of the County without the prior written consent of the Chief Administrative Office (CAO) and County Counsel.

        42. VALIDITY: The invalidity in whole or in part of any provision of this Agreement shall not void or affect the validity of any other provision.

        43. COUNTY AUDIT SETTLEMENTS: If, at any time during the term of this Agreement or at any time after the expiration or termination of this Agreement, representatives of County conduct an audit of Contractor regarding the services provided to County hereunder, and if such audit finds that County's dollar liability for such services is less than the payments made by County to Contractor, then the difference shall at Director's option, be either repaid by Contractor to County by cash payment upon demand, or deducted from any amounts due to Contractor from County. If such audit finds that County's dollar liability for services provided hereunder is more than the payments made by County to Contractor, then the difference shall be paid to Contractor by County by cash payment.

        44. FEDERAL ACCESS TO RECORDS: If, and to the extent that, Section 1861(v)(1)(I) of the Social Security Act (42 U.S.C. Section 1395(v)(1)(I)) is applicable, Contractor agrees that for a period of four (4) years following the furnishing of services under this Agreement, Contractor shall maintain and make available, upon written request, to the Secretary of the United States Department of Health and Human Services or the Controller General of the United States, or to any of their authorized representative, the contracts, books, documents and records of Contractor which are necessary to verify the nature and extent of the costs of services provided hereunder. Furthermore, if Contractor carries out any of the services provided hereunder through any subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period with a related organization (as that term is defined under Federal law), Contractor agrees that each such subcontract shall provide for such access to the subcontract, books, documents and records of the subcontractor.

        45. SUBCONTRACTING: Although it is the intent of the parties that all services hereunder are to be provided by Contractor's employees, both parties agree that Contractor may encounter occasional need for highly specialized or unusual skills or special emergency services for which Contractor may find it necessary to subcontract. The requirements for such limited use of subcontracting are as follows:

                A. No performance of this Agreement or any portion thereof shall be subcontracted by Contractor without the prior written consent of Director. Any attempt by Contractor to subcontract any performance of services under this Agreement without the prior written consent of Director, shall be null and void and shall constitute a material breach of this Agreement.

                B. In the event Director may consent to subcontracting, each and all of the provisions of this Agreement and any amendment thereto shall extend to, shall be binding upon, and inure to the benefit of, the successors or administrators of the respective parties.

                C. In the event that Director should consent to subcontracting, Contractor shall include in all subcontracts the following provision:
        "This contract is a subcontract under the terms of a prime contract with the County of Los Angeles and shall be subject to all the provisions of such prime contract. All representations and warranties shall inure to the benefit of the County of Los Angeles."

                D. Contractor's request to Director for approval to enter into a subcontract shall include:

                        (1) A description of the services to be provided by the
                subcontract.

                        (2) Identification of the proposed subcontractor and an
                explanation of why and how the proposed subcontractor was selected.

                        (3) Any other information and/or certifications
                requested by Director.

                E. All subcontracts shall be made in the name of Contractor and shall not bind nor purport to bind County. The making of subcontracts hereunder shall not relieve Contractor of any requirement under this Agreement, including, but not limited to, the duty to properly supervise and coordinate all the work of Contractor and any subcontractor. Approval of the provisions of any subcontract by Director shall not be construed to constitute a determination of the allocability of any cost under this Agreement.

                F. Contractor shall be solely liable and responsible for any and all payments and other compensation for all subcontractors. County shall have no liability or responsibility for any payment or other compensation for any subcontractor.

        46. FAIR LABOR STANDARDS ACT: Contractor shall comply with all applicable provisions of the Federal Fair Labor Standards Act, and shall indemnify, defend, and hold harmless County, its agents, officers and employees from any and all liability including, but not limited to, wages, overtime pay, liquidated damages, penalties, court costs, and attorneys' fees arising under any wage and hour law including, but not limited to, the Federal Fair Labor Standards Act for services performed by Contractor's employees for which County may be found jointly or severally liable.

        47. EMPLOYMENT ELIGIBILITY VERIFICATION: Contractor warrants that it fully complies with all Federal statutes and regulations regarding employment of aliens and others, and that all its employees performing services hereunder meet the citizenship or alien status requirements contained in Federal statutes and regulations. Contractor shall obtain, from all covered employees performing services hereunder, all verification and other documentation of employment eligibility status required by Federal statutes and regulations as they currently exist and as they may be hereafter amended. Contractor shall retain such documentation for all covered employees for the period prescribed by law. Contractor shall indemnify, defend, and hold harmless County, its officers and employees from employer sanctions and any other liability which may be assessed against Contractor or County in connection with any alleged violation of Federal statutes or regulations pertaining to the eligibility for employment of persons performing services under this Agreement.

        48. NO INTENT TO CREATE THIRD-PARTY BENEFICIARY CONTRACT:
Notwithstanding any other provision of this Agreement, the parties do not in any way intend that any person shall acquire any rights as a third party beneficiary under this Agreement.

        49. SEVERABILITY: If any provision of this Agreement or the application thereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby.

        50.  CONTRACTOR PERFORMANCE DURING CIVIL UNREST OR DISASTER:
Contractor recognizes that health care facilities maintained by County provide care essential to the residents of the communities they serve, and that these services are of particular importance at the time of a riot, insurrection, civil unrest, natural disaster, or similar event. Notwithstanding any other provision of this contract, full performance by Contractor during any riot, insurrection, civil unrest, natural disaster, or similar event is not excused if such performance remains physically possible. Failure to comply with this requirement shall be considered a material breach by Contractor for which County may immediately terminate this Agreement.

        51. MOST FAVORED PUBLIC ENTITY: If Contractor's price declines, or should Contractor, at any time during the term of this Agreement, provide the same goods or services under similar quantity and delivery conditions to the State of California or to any county, municipality, or district of the State at prices below those set forth in this Agreement, then such lower prices shall be immediately extended to County.

        52. INTERPRETATION OF AGREEMENT, SPECIFICATIONS AND DISPUTES: Should any misunderstanding arise, Director shall interpret the Agreement. If the Contractor disagrees with the interpretation of Director, Contractor shall continue with the work in accordance with Director's interpretation. Within thirty (30) days after receipt of the interpretation, Contractor may file a written request with the Director for a hearing before a Dispute Review Panel as provided hereinbelow. The written request shall outline in detail the area of dispute.

        The Dispute Review Panel will be appointed by Director and will be composed of not less than three (3) County personnel having experience in the administration of financial and consulting services contracts. The Panel will convene within one

(1) week of appointment in order to hear all matters related to the dispute. The hearing will be informal and formal rules of evidence will not apply. The Panel will submit its recommendation to the Director, for his consideration, within one (1) week following the conclusion, of the hearing. Director shall render a final interpretation upon his review of the Panels' recommendation.

        53. CONSIDERATION OF GAIN PROGRAM PARTICIPANTS FOR EMPLOYMENT: Should Contractor require additional or replacement personnel after the effective date of this Agreement, Contractor shall give consideration for any such employment openings to participants in the County's Department of Public Social Services' Greater Avenues for Independence ("GAIN") Program who meet Contractor's minimum qualifications for the open position. The County will refer GAIN participants by job category to the Contractor.

        54. COUNTY'S QUALITY ASSURANCE PLAN: The County or its agent will evaluate Contractor's performance under this Agreement on not less than an annual basis. Such evaluation will include assessing Contractor's compliance with all contract terms and performance standards. Contractor's deficiencies which County determines are severe or continuing and that may place performance of Agreement in jeopardy if not corrected will be reported to the Board of Supervisors. The report will include improvement/corrective action measures taken by the County and Contractor. If improvement does not occur consistent with the corrective action measures, County may terminate this Agreement or impose other penalties as specified in this Agreement.

        55. CONTRACTOR'S WARRANTY OF ADHERENCE TO COUNTY'S CHILD SUPPORT COMPLIANCE PROGRAM: Contractor acknowledges that County has established a goal of ensuring that all individuals who benefit financially from County through County contracts are in compliance with their court-ordered child, family, and spousal support obligations in order to mitigate the economic burden otherwise imposed upon County and its taxpayers.

        As required by County's Child Support Compliance Program (County Code Chapter 2.200) and without limiting Contractor's duty under this Agreement to comply with all applicable provisions of law, Contractor warrants that it is now in compliance and shall during the term of this Agreement maintain compliance with employment and wage reporting requirements as required by the Federal Social Security Act (42 USC Section 653a) and California Unemployment Insurance Code Section 1088.55, and shall implement all lawfully served Wage and Earnings Withholding Orders or District Attorney Notices of Wage and Earnings Assignment for Child or Spousal Support, pursuant to Code of Civil Procedure Section
706.031 and Family Code Section 5246(b).

        Within thirty (30) calendar days of execution and of any renewal or term extension to this Agreement of at least one year, Contractor shall submit to County's District Attorney ("DA") a completed Principal Owner Information Form ("POI Form"), incorporated herein by reference, along with certifications in accordance with the provisions of Section 2.200.060 of the County Code, that:
(1) the POI Form has been appropriately completed and provided to the DA with respect to Contractor's Principal Owners; (2) Contractor has fully complied with all applicable State and Federal reporting requirements relating to employment reporting for its employees; and (3) Contractor has fully complied with all lawfully served Wage and Earnings Assignment Orders and Notices of Assignment and will continue to maintain compliance. Such certification shall be submitted on the Child Support Compliance Program Certification ("CSPC Certification"), also incorporated herein by reference. Failure of Contractor to submit the CSPC Certification (which includes certification that the POI Form has been submitted to the DA) to County's DA shall represent a material breach of contract upon which County may immediately suspend or terminate this Agreement.

        56. TERMINATION FOR BREACH OF WARRANTY TO MAINTAIN COMPLIANCE WITH COUNTY'S CHILD SUPPORT COMPLIANCE PROGRAM: Failure of Contractor to maintain compliance with the requirements set forth in Paragraph 55 (CONTRACTOR'S WARRANTY OF ADHERENCE TO COUNTY'S CHILD SUPPORT COMPLIANCE PROGRAM) shall constitute a default by Contractor under this Agreement. Without limiting the rights and remedies available to County under any other provision of this Agreement, failure to cure such default within ninety (90) calendar days of written notice by County's DA shall be grounds upon which County's Board of Supervisors may terminate this Agreement pursuant to Paragraph 38 (Termination for Default).

        57. CONTRACTOR'S ACKNOWLEDGMENT OF COUNTY'S COMMITMENT TO CHILD SUPPORT
ENFORCEMENT: Contractor acknowledges that County places a high priority on the enforcement of child support laws and the apprehension of child support evaders. Contractor understands that it is County's policy to encourage all County Contractors to voluntarily post County's "L.A.'s Most Wanted: Delinquent Parents" poster in a prominent position at Contractor's place of business. County's District Attorney will supply Contractor with the poster to be used.

        58. REFERRAL OF CURRENT AND FORMER COUNTY EMPLOYEES FOR EMPLOYMENT WITH
CONTRACTOR: Contractor shall accept referrals from DHS Human Resources of qualified current and former County employees for consideration of employment with Contractor. Such consideration for employment shall be limited to the vacancies in Contractor's staff needed to perform services under this Agreement. If such referrals result in offers of employment, such offers shall be made once, shall be in writing, shall indicate whether the position is full-time or part-time, and shall be valid for a period of ten (10) calendar days from the date the offer is made, unless such period is extended at Contractor's option. Such offers shall be for vacancies which occur in the Contractor's staff, beginning with Board approval of this Agreement and throughout the term of this Agreement. Employment offers to such employees shall be under at least the same conditions and rates of compensation which apply to other persons who are employed or may be employed by Contractor. Contractor shall maintain records of such offers to include a description of the position and duties, the rate of pay and fringe benefits, and whether the offer was accepted, rejected, or not responded to within the allocated time period. Such employees who are employed by Contractor under this Paragraph shall not be discharged during the term of this Agreement except for cause. At the time of any such discharge for cause, Contractor shall notify DHS Human Resources staff and other County staff who may be designated in writing by Director. The provisions of Paragraphs 23 (INDEPENDENT CONTRACTOR STATUS) and 24 (INDEMNIFICATION AND INSURANCE) shall apply to such employees who are employed by contractor under this paragraph.

        Notwithstanding any other provision of this Agreement, the parties do not in any way intend that any persons shall acquire any rights as a third-party beneficiary of this Agreement.

        59. STAFFING PERFORMANCE WHILE UNDER THE INFLUENCE: Contractor shall use reasonable efforts to ensure that no employee will perform services hereunder while under the influence of any alcoholic beverage, medication, narcotic, or other substance which might impair his/her physical or mental performance.

        60. GOVERNING LAW, JURISDICTION, AND VENUE: This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. Contractor agrees and consents to the exclusive jurisdiction of the courts of the State of California for all purposes regarding this Agreement and further agrees and consents that venue of any action brought hereunder shall be exclusively in the County of Los Angeles, California.

         61. RESOLICITATION OF BIDS OR PROPOSALS: Contractor acknowledges that County, prior to expiration or earlier termination of this Agreement, may exercise its right to invite bids or request proposals for the continued provision of the services delivered or contemplated under this Agreement. The County and its Department of Health Services shall make the determination to resolicit bids or request proposals in accordance with applicable County and Department of Health Services policies.

         Contractor acknowledges that County may enter into a contract for the future provision of services, based upon the bids or proposals received, with a provider or providers other than Contractor. Further, Contractor acknowledges that it obtains no greater right to be selected through any future invitation for bids or request for proposals by virtue of its present status as Contractor.

         62. CONSIDERATION OF HIRING COUNTY EMPLOYEES TARGETED FOR LAYOFFS:
Should Contractor require additional personnel after the effective date of this Agreement to perform the services set forth herein, Contractor shall give first consideration for such employment openings to qualified permanent County employees who are targeted for layoff or qualified former County employees who are on a reemployment list during the life of this Agreement in compliance with Paragraph 58 (REFERRAL OF CURRENT AND FORMER COUNTY EMPLOYEES FOR EMPLOYMENT WITH CONTRACTOR) above.

         63. CONTRACTOR'S EXCLUSION FROM PARTICIPATION IN A FEDERALLY FUNDED
PROGRAM: Contractor hereby warrants that neither it nor any of its staff members is restricted ro excluded from providing services under any health care program funded by the federal government, directly or indirectly, in whole or in part, and that Contractor will notify Director within thirty (30) calendar days in writing of: (1) any event that would require Contractor or a staff member's mandatory exclusion from participation in a federally funded health care program; and (2) any exclusionary action taken by any agency of the federal government against Contractor or one or more staff members barring it or the staff members from participation in a federally funded health program, whether such bar is direct or indirect, or whether such bar is in whole or in part.

         Contractor shall indemnify and hold County harmless against any and all loss or damage County may suffer arising from any Federal exclusion of Contractor or its staff members from such participation in a federally funded health care program.

         Failure by Contractor to meet the requirements of this Paragraph shall constitute a material breach of contract upon which County may immediately terminate or suspend this Agreement.

         64. NOTICES: Notices hereunder shall be in writing and shall be hand delivered with signed receipt or mailed by first class, registered or certified mail, postage prepaid to the parties at the following addresses and to the attention of the persons named. Director shall have the authority to execute all notices which are required or permitted by County under this Agreement. Addresses and persons to be notified may be changed by either party by giving ten days prior written notice thereof to the other party.

         To Contractor:               Health Management Systems, Inc.
                                      401 Park Avenue South
                                      New York, NY 10016

                                      Attention: Paul J. Kerz

         To County:            1.     Department of Health Services
                                      Office of the Director of Finance
                                      313 N. Figueroa St., Rm.# 907
                                      Los Angeles, CA 90012

                                      Attention: Director of Finance

                               2.     Department of Health Services
                                      Revenue Services Branch
                                      313 N. Figueroa St., Rm.#527
                                      Los Angeles, CA 90012

                                      Attention: Chief, Revenue Services

                               3.     Department of Health Services
                                      LAC+USC Medical Center
                                      1200 North State Street
                                      Los Angeles, CA 90033

                                      Attention:  Chief Financial Officer

                               4.     Department of Health Services
                                      Harbor/UCLA Medical Center
                                      1000 West Carson Street
                                      Torrance, CA 90509

                                      Attention:  Chief Financial Officer

                               5.     Department of Health Services
                                      Rancho Los Amigos
                                      National Rehabilitation Center
                                      7601 East Imperial Highway
                                      Downey, CA 90242

                                      Attention:  Chief Financial Officer

                              6.     Department of Health Services
                                     Martin Luther King, Jr./Drew Medical Center
                                     12021 South Wilmington Avenue
                                     Los Angeles, CA 90059

                                     Attention:  Chief Financial Officer

                              7.     Consolidated Business Office (CBO)
                                     5555 Ferguson Street
                                     Commerce, CA 90040

                                     Attention: Director, CBO

                              8.     Department of Health Services
                                     Contracts and Grants Division
                                     313 North Figueroa Street, Sixth Floor East
                                     Los Angeles, CA 90012

                                     Attention:  Division Chief

                IN WITNESS WHEREOF, the Board of Supervisors of the County of Los Angeles has caused this Agreement to be subscribed by its Director of Health Services and Contractor has caused this

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                                       45

Agreement to be subscribed in its behalf by its duly authorized officer, the day, month, and year first above written.

                                                 COUNTY OF LOS ANGELES

                                                 By s/ Mark Finucane
                                                    ----------------------------
                                                    Mark Finucane
                                                    Director of Health Services

                                                 Health Management Systems, Inc.
                                                 -------------------------------
                                                           Contractor

                                                 By s/ Paul J. Kerz
                                                    ----------------------------
APPROVED AS TO FORM
BY THE OFFICE OF THE COUNTY COUNSEL
LLOYD W. PELLMAN                                 Title President
County Counsel                                   -------------------------------
                                                 (AFFIX CORPORATE SEAL HERE)





APPROVED AS TO CONTRACT
ADMINISTRATION:

Department of Health Services

By s/
------------------------------
   Chief, Contracts and Grants
   Division

                                                                       EXHIBIT A

                                STATEMENT OF WORK

                                       FOR

                          FINANCIAL MANAGEMENT SERVICES

                                                                       EXHIBIT A

                                STATEMENT OF WORK

         1. CONTRACTOR PERSONNEL:

            A. Contractor shall designate a Contract Manager to lead and coordinate Contractor's provision of services pursuant to this Agreement.

            B. Contractor shall work independently on designated assignments in accordance with this Exhibit A - STATEMENT OF WORK.

            C. Notwithstanding any representation by County regarding the participation of County personnel in any phase of this project, Contractor assumes sole responsibility for the timely accomplishment of all activities assigned in this Agreement.

         2. COUNTY PERSONNEL AND RECORDS:

            A. County does not anticipate assigning any County employees to assist Contractor on a full-time basis regarding services to be provided by Contractor pursuant to this Agreement. However, County personnel will be made available to Contractor, at the Director's discretion, to provide input and assistance in order to answer questions and provide necessary liaison between Contractor and County departments.

            B. The various operational/administrative records and statistics of County's health operations as defined in the Access to Information Paragraph 6 relevant to performance of Contractor requirements hereunder shall be available to Contractor for review and evaluation whenever deemed appropriate and feasible by County, and as may be allowed by applicable law.

         3. COUNTY FURNISHED PROPERTY AND SERVICES: Contractor shall furnish all labor, materials, supplies, personnel, equipment, and administrative support necessary for the provision of all services to be provided under this Agreement.

         At the Director's sole discretion, the County may assign space, chairs, and desks, on a non-exclusive basis, for work area and related use by the Contractor. In the event the Director assigns space to the Contractor, Contractor shall use the space only for the purpose of the performance of services hereunder. The Contractor is prohibited from use of such space, desks, and chairs for the purposes other than for the performance of this Agreement.

         At the Director's sole discretion, the County may provide access to telephones, fax machines, typewriters, and photocopying equipment, on a non-exclusive basis, for the purpose of Contractor's performance of this Agreement.

         The Contractor is prohibited from use of such equipment for the purposes other than for the performance of this Agreement.

         4. SCOPE OF WORK: The following indicates the areas of individual tasks and general services assigned to Contractor, subsidiaries, or Subcontractors, as applicable.

            A. Contractor shall provide Financial Management Services, consisting of Secondary Third-Party Resource Identification and Recovery Services (STPRIR), Commercial Insurance Billing Services (CIBS), Medi-Cal Billing and Follow-up Services (MBFS), and

      Financial Management and Consulting Services (FMCS) to Facilities, and, at Director's discretion with concurrence of Contractor, to any additional new Facilities.

            B. Director may, in his sole discretion, refer accounts to Contractor, throughout the term of this Agreement, identified as follows
      (1) self-pay and determined by the County to have partially or fully unpaid balances; (2) non-self-pay, whether billed or unbilled as having third-party coverage (i.e., Medi-Cal, Medicare, commercial insurance, etc.) and then rejected for payment or otherwise not paid; (3) other types of accounts, and/or from (4) from different automated systems than herein specified. Notwithstanding the above, Director reserves the right to restrict specific accounts or account types from referral to Contractor. Director will, at his sole discretion, provide Contractor all pertinent data related to referred accounts.

         5. SERVICES TO BE PERFORMED BY CONTRACTOR: Contractor shall provide County with the following:

            A. Secondary Third-Party Resource Identification and Recovery Services (STPRIR): STPRIR services will be provided by Contractor for all Facilities, except as otherwise determined by Director, subsequent to the initial referral of accounts to the County's primary contractor for primary third-party resource identification and recovery service;

                  1. Contractor shall readily accept County's patient financial, admission, eligibility, and other data in formats

            (electronic media, magnetic tape, hard copies, or other formats that become available) determined by Director.

                  2. Contractor shall provide all Facilities receiving STPRIR services with a monthly listing (magnetic tape or paper) of referred accounts for which third-party eligibility was identified, but payment was not received, with an explanation of the reason(s) further STPRIR efforts will not be pursued.

                  3. Contractor shall provide all Facilities receiving STPRIR with a monthly listing of referred accounts that are eligible for third-party reimbursement for which Contractor has conducted a review sufficient to ensure that no claim by County or a primary contractor has been paid or is pending adjudication by the third-party payer or its fiscal intermediary. Facilities will delete accounts from the listing that are currently being pursued by the County or primary Contractor. Contractor shall then pursue reimbursement only for accounts remaining on the listing.

                  4. Contractor shall develop fully ready for submission and submit, unless otherwise instructed by Director, completed Medi-Cal, Medicare, commercial insurance, and/or any other third-party claims/billings, preferably electronically, to Electronic Data Systems Federal Corporation (or a successor fiscal intermediary for Medi-Cal), Blue Cross (or a successor fiscal intermediary for Medicare), commercial insurance payers, and other third-party payers or fiscal intermediaries.

                  5. Contractor shall request the necessary
            information/documentation (i.e., approved TARS, or patient discharge summaries, etc.) needed to develop valid reimbursement claims directly from the source organizations (i.e., Utilization Review, Medical Records, Patient Financial Services, etc.). Contractor shall provide personnel to assist in retrieving/ photocopying documents as may be requested by the Director/applicable Facilities.

                  6. Contractor shall maintain a claim/payment tracking system to identify by account, category, facility, and in total, amounts billed, collected, pending, denied, paid, and accounts referred back to Facilities or primary contractors. Contractor shall provide aging reports for accounts billed each month or as requested by Director/applicable Facilities.

                  7. Contractor shall follow-up on denied claims, determine the cause of the denial, correct deficiency, and resubmit claims for payment unless and until the claim is determined to be uncollectible. Contractor shall document the reasons the account is uncollectible and report to the Director/ applicable Facilities.

                  8. Contractor shall maintain a comprehensive audit trail
            substantiating all Medi-Cal, Medicare, commercial insurance, and any other third-party billings.

                  9. Contractor shall post or assist in posting the payments and adjustments to all applicable Facility's accounts receivable systems, as may be requested by the Director.

                  10. Contractor shall provide complete detailed written
            documentation of the systems, methods, and procedures employed in producing third-party eligibility identification, claims billing, collection, account posting, and denial follow-up activities. Such documentation exclusive of software shall be provided upon expiration of the term of this Agreement, should Director so notify Contractor.

                  11. Contractor shall provide various management reports
            regarding eligibility identifications, claims billed, collections, remittance advice, denials, and other reports, in formats, content, and frequency to be determined by the Director.

            B. Commercial Insurance Billing Services (CIBS): CIBS services shall be provided by Contractor to LAC+USC Medical Center (LAC+USC), Martin Luther King, Jr./Charles R. Drew Medical Center (MLK/D), Rancho Los Amigos National Rehabilitation Center (RLA), various Health/Comprehensive Health Centers (H/CHC) to be determined by Director, and, at the Director's discretion with concurrence of Contractor, to additional Facilities. The following indicates the areas of individual tasks and general services assigned to Contractor, subsidiaries, or Subcontractors, as applicable.

                  1. Contractor shall provide comprehensive commercial insurance billing and follow-up services, including denial reprocessing, preferably using automated systems.

                  2. Contractor shall readily accept County's patient financial, admission, eligibility, and other data in various formats (electronic media, magnetic tape, hard copies, and other formats that become available) as determined by the Director.

                  3. Contractor shall develop third-party claims that are
            payable by the applicable commercial insurer, preferably, where applicable, in electronic format.

                  4. Contractor shall request patient medical records, billing instructions, or other data needed to develop valid claims from applicable Facilities.

                  5. Contractor shall submit claims to the appropriate
            Commercial insurer.

                  6. Contractor shall provide follow-up services for denied
            claims and pursue third-party payments until the account is determined to be uncollectible.

                  7. Contractor shall provide, develop, and maintain a database to accumulate patient financial data, charge information, billing statistics, payment information, and other data as necessary. Contractor shall allow County's staff to access the database for inquiries, reporting, and as otherwise necessary.

                  8. Contractor shall post or assist in posting the payments, preferably electronically, to all applicable Facility's accounts receivable systems, as may be requested by the Director.

                  9. Contractor shall return inpatient and outpatient accounts to the County that have been billed but are unadjudicated 270 days after the last billing, except as otherwise instructed by the Director. The Contractor shall return all supporting documentation (i.e., billing instruction, medical records, correspondence and explanation of benefits, etc.) to the County upon return of the accounts.

                  10. Contractor shall return inpatient and outpatient accounts that are unbilled within 150 days after the Contractor initially received the account from the County, except as otherwise instructed by the Director. Contractor shall return all supporting documentation (i.e., billing instruction, medical records, correspondence and explanation of benefits, etc.) to the County upon return of the accounts.

                  11. Contractor shall provide all supplies, computer terminals, equipment, printers, processors, computer memory, controllers, on-line storage devices, equipment, and personnel to provide its services. Contractor shall ensure sufficient work stations are placed at the applicable Facilities and that equipment is in a County approved location.

            C. Medi-Cal Billing and Follow-Up Services (MBFS): MBFS services shall be provided by Contractor to all Hospital Facilities, the Consolidated Business Office (CBO), and, at the Director's discretion with concurrence of Contractor, to additional Facilities;

                  1. Contractor shall readily accept pertinent County Medi-Cal patient inpatient and outpatient accounts data in formats determined by the Director, and assist County in submitting valid Medi-Cal claims to the State or its designated fiscal intermediary (currently Electronic Data Systems Federal

            Corporation). Contractor's services shall enable Facilities to electronically transmit claims on at least a weekly basis.

                  2. Contractor services shall incorporate detailed edits to identify potential errors and enable County personnel to make on-line corrections to Medi-Cal claims. In addition, Contractor shall include mechanisms to ensure follow-up notices are provided on unpaid claims.

                  3. Contractor shall perform claims follow-up/tracking services including generating completed Claims Inquiry forms containing the requisite data elements for accounts requiring tracing and/or denial reconsideration, and perform follow-up services including correcting and resubmitting denied claims. Contractor shall be responsible for submitting all Claims Inquiry Forms within the required time frames in order to obtain reimbursement.

                  4. Contractor shall assist County, as needed, in
            processing/pursuing accounts through the State Administrative Appeals process for incorrectly paid or unpaid claims which are referred to Contractor by Facilities. Contractor shall initiate the administrative appeals process when Facilities have provided available requested documentation and County staff have submitted two Claims Inquiry forms to the State of California or its Fiscal Intermediary, and the claims remain incorrectly paid or unpaid.

                  Contractor shall provide separate progress reports of
            administrative appeals and enable on-line account status and inquiry by County staff. At a minimum, Contractor shall provide reports as identified in Attachment A, Paragraph A - MBFS Reports and Report Frequency.

                  5. At the Director's discretion, Contractor shall assist
            County in electronic posting of Medi-Cal remittances.

                  6. Contractor shall provide all programming changes for any customized and routine reports or customized claims processing, as requested by the Director.

                  7. Contractor shall provide all supplies, computer terminals, equipment, printers, processors, computer memory, controllers, on-line storage devices, equipment, and personnel to provide MBFS services. Contractor shall ensure sufficient work stations are placed at each Hospital Facility, and the Consolidated Business Office, and that equipment is in a County approved location. Contractor shall, at the Director's discretion, provide additional workstations at locations determined by the Director.

                  8. Contractor shall provide training sessions to County staff at Facilities, as may be requested by the Director. The subject matter shall include, but not be limited to, new or updated information concerning:

                  -     Medi-Cal billing procedures

                  -     accounts receivable procedures

                  -     utilization of the reports generated

                  - resolutions, approaches, or procedures to resolve problems.

                  9. Contractor shall readily accept pertinent County Medicare patient inpatient and outpatient accounts data in formats determined by the Director, and assist County in submitting valid Medicare claims to the Social Security Administration or its designated fiscal intermediary (currently Blue Cross Corporation), at the Director's discretion with Contractor concurrence. Contractor's services shall enable Facilities to electronically transmit claims on at least a weekly basis.

                  10. Contractor shall provide Billing Advice Transaction Tapes as may be requested by the Director.

            D. Financial Management and Consulting Services (FMCS): FMCS services shall include, at the Director's discretion with the concurrence of Contractor, an inpatient document management system (DMS), and shall be provided to RLA, and at the Director's discretion with concurrence of the Contractor, to additional Facilities. Contractor shall provide resources for the installation, implementation, and maintenance of FMCS, including DMS as applicable, to provide management of inpatient receivables services and management reports. Contractor shall provide Enhanced Inpatient FMCS as described below, and as further described in Attachment C, including, at the Director's discretion, performance of comprehensive billing and follow-up services by Contractor staff for RLA only for accounts referred to Contractor. FMCS encompasses the following:

                  1. Contractor shall readily accept County data in electronic media, magnetic tape, or hard copies. Contractor shall have access to inpatient financial folders and shall provide staff and materials to photocopy those inpatient accounts records which are required by Contractor in the performance of its services.

                  2. Contractor shall provide the following to Facilities:

                        a. A comprehensive audit trail substantiating all
                  Medi-Cal, Medicare, and other third-party billings;

                        b. Detailed written documentation of the systems,
                  methods, and procedures employed by Contractor in producing the Medi-Cal, Medicare, and other third-party billings; such documentation exclusive of software shall be provided upon expiration of the term of this Agreement, should County so notify Contractor.

                  3. Automation of various management reports as specified by
            County (Attachment A - MANAGEMENT REPORTS, Paragraph B, attached hereto) to be provided by Contractor as defined by applicable Facilities management.

                  4. Automated posting on a continuing basis of Medi-Cal and
            Medicare remittances and contractual allowances within five (5) working days after Contractor's receipt of Remittance Advice tape.

                  5. Installation, implementation and maintenance of an
            electronic error correction subsystem to enable the correction and rebilling of Medicare rejections with a terminal in place with capability of performing on-line corrections.

                  6. Installation, implementation and maintenance of a front-end third party resource identification process to review admissions against history files.

                  7. As applicable, installation, implementation, and
            maintenance of, or interface with, an on-line DMS which utilizes microcomputers, bar-coding and software necessary to meet specifications as defined in Attachment B - DOCUMENTS MANAGEMENT SYSTEM, attached hereto, tailored for use in inpatient prebilling areas, for applicable Facilities.

                  8. As applicable, installation, implementation, and
            maintenance of, or interface with an on-line DMS which utilizes microcomputers, bar-coding, and software necessary to meet service requirements and specifications as defined in Attachment B - Document Management System, attached hereto, tailored for use throughout applicable Hospital Facilities from the point of admitting to closure of the account.

                  9. As applicable, DMS software provided by Contractor shall reside on a minicomputer(s) located at applicable Facilities, linked to terminals and data entry/barcode devices in the prebilling, training areas, and in individual units within the Facilities. Contractor shall provide all incidental equipment, software and support including, but not limited to, communications equipment, terminals, printers, data entry/bar-code devices where needed, supplies, user documentation, user manuals and all necessary DMS training. Equipment and software to be provided by Contractor shall meet County requirements for supporting the services outlined above at all locations incidental to the DMS process and shall be subject to County approval as to source and type of both software and hardware. The equipment and software shall include any processor, processor upgrades, memory, on-line storage devices and controllers incident to the services as necessary to operate DMS and FMCS. Upon termination of Agreement, County shall have the option to purchase any equipment (excluding software, which shall remain property of Contractor) installed by Contractor on County premises, at a price to be negotiated at date of termination of Agreement.

                  10. Installation of a database on Contractor's mainframe
            processor to accumulate patient account, charge, billing, payment, TAR and diagnostic information, which Contractor shall maintain and in to which Contractor shall allow County's staff access.

                  11. Performance of electronic media claiming to Medi-Cal for inpatient services.

                  12. Performance of electronic media claiming services to
            Medicare and, at the discretion of the Director, with the concurrence of Contractor, other third-parties.

                  13. Software provided by Contractor to reside on hardware to be specified and procured by Contractor at no additional cost to County for the operation of intelligent workstations for purposes of pricing and billing inpatient claims.

            E. Enhanced Outpatient FMCS to LAC+USC, MLK/D, RLA, High Desert Hospital (HDH), H/CHC, Childrens' Medical Services (CMS), Childrens' Health Disability Program (CHDP), Family Pact (FPACT) and at the discretion of the Director with the concurrence of Contractor, to other Facilities, the following:

                  1. Contractor shall readily accept County data in electronic media, magnetic tape, or hard copies. Contractor shall have access to outpatient financial information/folders and shall provide staff and materials to photocopy those outpatient accounts records which are required by Contractor in the performance of its services.

                  2. Contractor shall provide the following to Facilities:

                        a. A comprehensive audit trail substantiating all
                  Medi-Cal, Medicare, and other third-party billings;

                        b. Detailed written documentation of the systems,
                  methods, and procedures employed by Contractor in producing the Medi-Cal, Medicare, and other third-party billings; such documentation exclusive of software shall be provided upon expiration of the term of this Agreement, should Director so notify Contractor.

                  3. Automation of various management reports as specified by
            Director (Attachment A - MANAGEMENT REPORTS, attached hereto) to be provided by Contractor as defined by applicable Facilities management.

                  4. Installation, implementation and maintenance of a front-end third party resource identification process to review admissions against history files.

                  5. Installation of a database on Contractor's mainframe
            processor to accumulate patient account, charge, billing, payment, TAR and diagnostic information, which Contractor shall maintain and to which Contractor shall allow County's staff access.

                  6. Performance of electronic media claiming to Medi-Cal for outpatient services.

                  7. Performance of electronic media claiming services to
            Medicare and, at the discretion of the Director, with the concurrence of Contractor, other third-parties.

                  8. Automated posting on a continuing basis of Medi-Cal and
            Medicare remittances and contractual allowances within five (5) working days after Contractor's receipt of Remittance Advice tape.

            F. Continuing and ongoing consultant services including recommendations relating to the future maintenance and updating of the systems, methods and procedures employed by Contractor, and recommendations as to how County billings and collections performance might be improved; and

            G. Provide continuing support to County, as required to continue provision of those services to be performed by Contractor under this Agreement, at a comparable level of automation/ efficiency, during any planned future financial accounting, patient registration, or any other Facility system procured by County and during any other system conversions or augmentations.

            H. As may be requested by the Director, with concurrence of Contractor, provide continuing and ongoing consultant services including recommendations relating to the future maintenance and updating of the systems, methods and procedures employed, or to be employed, by Contractor in order to respond to information analysis and processing requirements associated with County's accommodation to various aspects of managed care in such forms as may be implemented, and recommendations and assistance relative to billings, collections, and overall financial performance of the County.

         7. ACCESS TO INFORMATION: In order for Contractor to perform the services described in this Exhibit A - STATEMENT OF WORK, Paragraph 5 - SERVICES TO BE PERFORMED BY CONTRACTOR, County shall cooperate with Contractor by affording Contractor access to such financial, medical and other operating data as may be available at any office of County and/or at the appropriate Facility, as Contractor may reasonably request and as may be allowed by applicable law, including among other things the following:

            A. Current demographic, admission, and registration data from the respective Facility admission and registration system (i.e., HBOC, Compucare,etc.) files, as available in magnetic tape form on a monthly or more frequent basis;

            B. California Identification (CID) File, as available in magnetic tape form on a monthly or more frequent basis;

            C. Welfare Case Management Information System (WCMIS) Files, as available in magnetic tape form and on a quarterly or more frequent basis;

            D. Inpatient and ambulatory care monthly self-pay and non-self-pay billings as available in magnetic tape form and on a monthly or more frequent basis;

            E. Medicare and Medi-Cal Remittance Files on a weekly basis; Contractor shall reimburse County for County's cost to reproduce these Files for Contractor's use;

            F. Eligibility and enrollment history files on a monthly basis; Contractor shall reimburse County for its cost to reproduce these Files for Contractor's use;

            G. File layouts for each of the computer files specified in Subparagraphs A through F, above, and Subparagraph L below;

            H. Inpatient and ambulatory care self-pay and non-self-pay billing folders, as available from the appropriate Facility;

            I. Access to HBOC, and Compucare systems for inquiry purposes;

            J. County patient medical records, for purposes of determining and verifying dates of patient service and other diagnosis information required for successful completion services referred to in this Exhibit A
      - STATEMENT OF WORK, Paragraph 5 hereinabove;

            K. HBOC, Compucare, or other County contractor patient accounting and accounts receivable information in magnetic tape form on a weekly or monthly basis, along with associated file layouts;

            L. At the Director's discretion, with concurrence of Contractor, any additional files, documents, system access, or information deemed appropriate to facilitate performance of the services described in this Exhibit A - STATEMENT OF WORK, Paragraph 5 hereinabove.

         8. PROVISION FOR PAYMENT: Subject to the body of this Agreement, County shall compensate Contractor hereunder as set forth in this Paragraph 7 - Provision for Payment. The term "payments" as used in this Paragraph 7, includes cash, credits, transfers, Medi-Cal cost report settlements, and capitation and premium fees received by the County. The term "payments", as used in this Paragraph 7, shall not include any Medicare cost report settlements, nor shall it include any block grant monies, including, but not limited to, SB 855 and AB 1255 funds. Also, subject to the provisions of this Agreement:

            A. The aggregate contingent fee payable to Contractor with respect to Medi-Cal, Medicare, commercial insurance, and managed care payments received by County as a consequence of this Exhibit A - STATEMENT OF WORK, Paragraphs 5A (STPRIR) and 5H (FMCS) shall be negotiated by Director and Contractor, but not be greater than twenty-five percent (25% or 0.25) of those Medi-Cal, Medicare, commercial insurance, managed care, and incremental Medicare bad debt payments received by the County.

            B. The aggregate contingent fee payable to Contractor with respect to commercial insurance payments received by County as a consequence of this Exhibit A - STATEMENT OF WORK, Paragraph 5B (CIBS) shall be negotiated by Director and Contractor, but shall not be greater than seven percent (7.0% or 0.07) of commercial insurance payments received by the County from CIBS when it is provided to only one (1) Facility, and shall not be greater than six and one-half percent (6.5% or 0.065) of commercial insurance payments received by the County from CIBS when it is provided to only two (2) Facilities, and shall not be greater than six percent (6.0% or 0.06) of commercial insurance payments received by the County from CIBS provided to three (3) or more Facilities; or shall not be greater than eleven percent (11.0% or 0.11) of any portion of commercial insurance payments received by the County from CIBS provided, at Director's discretion with the concurrence of Contractor, to one or more such Facilities under a tier fee structure using a lower fee percentage(s) up to a baseline(s).

            C. The aggregate contingent fee payable to Contractor with respect to Medi-Cal payments received by County as a consequence of Exhibit A - STATEMENT OF WORK, Paragraph 5C (MBFS) shall be negotiated by Director and Contractor, but not greater than Three Dollars and Eighty Cents ($3.80) for each claim for which the County receives payment.

            Additional fees for Contractor services shall be as follows:

                  1. The aggregate contingent fee payable to Contractor for
            services provided pursuant to Exhibit A - STATEMENT OF WORK, Paragraph 5.C.4, shall be negotiated by Director and Contractor but shall be no greater than Twelve and one-half percent (12.5% or 0.125) of inpatient Medi-Cal and Medicare payments received by County, and shall be no greater than Twenty-five percent(25.0% or 0.25) of outpatient Medi-Cal and Medicare payments received by County.

                  2. The aggregate contingent fee payable to Contractor for
            services provided pursuant to Exhibit A - STATEMENT OF WORK, Paragraph 5.C.5, shall be negotiated by Director and Contractor but shall be no greater than Twenty-five Cents ($0.25) for each transaction.

                  3. The aggregate fee payable to Contractor for services
            provided pursuant to Exhibit A - STATEMENT OF WORK, Paragraph 5.C.6, shall be negotiated by Director and Contractor but shall be no greater than One Hundred Ten Dollars ($110.00) per hour for time and material charge for County requested programming of Contractor's system to customize reports or claims processing.

                  4. The aggregate fee payable to Contractor for services
            provided pursuant to Exhibit A - STATEMENT OF WORK, Paragraph 5.C.7, shall be negotiated by Director and Contractor but shall be no greater than Two Thousand Five Hundred Dollars ($2,500) for installation of each additional County requested electronic billing work station.

                  5. The aggregate contingent fee payable to Contractor with respect to Medicare payments received by County as a consequence of Exhibit A - STATEMENT OF WORK, Paragraph 5.C.9 shall be negotiated by Director and Contractor, but shall not be greater than Two Dollars and Twenty-Five Cents ($2.25) for each claim for which the County receives payment.

                  6. Contractor hereby agrees the services to be provided
            pursuant to Exhibit A - STATEMENT OF WORK, Paragraphs 5.C.10 shall be at no cost (free of charge) to County.

            D. The applicable contingent fees payable to Contractor pursuant to Exhibit A - Statement of Work, Paragraph 5D (FMCS - INPATIENT) hereinabove and Attachments A, B and C, all attached hereto, shall be negotiated by Director and Contractor but be no greater than as follows:

                  1. RLA: Fees for FMCS shall be no greater than three percent
            (3.0% or 0.03) of inpatient Medi-Cal and Medicare payments received by County.

                    The maximum fee payable to Contractor by County for
            provision of FMCS when comprehensive inpatient billing and follow-up services are performed by Contractor Staff, and RLA is also utilizing Contractor's outpatient FMCS, for the twelve (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed Four-Hundred Fifty-Thousand dollars ($450,000), prorated for partial fiscal year implementation.

                  The maximum fee payable to Contractor by County for provision of FMCS at RLA when billing and follow-up activities are performed by RLA Staff shall be no greater than one and seven-tenths percent (1.7% or .017) of inpatient Medi-Cal and Medicare payments received by the County, provided that such FMCS are provided for a minimum of twenty-four months.

                  2. LAC+USC, H/UCLA, MLK/D, OV/UCLA, and HDH: Fees shall be no greater than one and seven-tenths percent (1.7% or 0.017) of inpatient Medi-Cal and Medicare payments received by County.

                  The maximum fee payable to Contractor by County for provision of FMCS at LAC+USC for the twelve (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed Six Hundred Thousand Dollars ($600,000), prorated for partial fiscal year implementation.

                  The maximum fee payable to Contractor by County for provision of FMCS at LAC+USC and MLK/D for the twelve (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed One Million Dollars ($1,000,000), prorated for partial fiscal year implementation.

                  The maximum fee payable to Contractor by County for provision of FMCS at LAC+USC, MLK/D, and RLA for the twelve (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed One Million Four Hundred Thousand Dollars ($1,400,000), prorated for partial fiscal year implementation.

                  The maximum fee payable to Contractor by County for provision of FMCS at LAC+USC, MLK/D, RLAMC, and HDH for the twelve (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed One Million Six Hundred Thousand Dollars ($1,600,000), prorated for partial fiscal year implementation.

                  The maximum fee payable to Contractor by County for provision of FMCS at LAC+USC, MLK/D, RLAMC, HDH, and H/UCLA for the twelve
            (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed Two Million Dollars ($2,000,000), prorated for partial fiscal year implementation.

                  The maximum fee payable to Contractor by County for provision of FMCS at LAC+USC, MLK/D, RLAMC, HDH, H/UCLA, and OV/UCLA for the twelve (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed Two Million Two Hundred Thousand dollars ($2,200,000), prorated for partial fiscal year implementation.

                  The maximum fee payable to Contractor by County for provision of FMCS at the Consolidated Business Office (CBO) for LAC+USC, MLK/D and HDH for the twelve (12) month period beginning July 1, 1999 and for each subsequent twelve month period(s) thereafter for the duration of this Agreement shall not exceed One Million Dollars ($1,000,000), and shall increase an additional Two Hundred Thousand Dollars ($200,000) for each additional Facility added to the CBO for up to a maximum of One Million Five Hundred Thousand Dollars ($1,500,000) for all Facilities, prorated for partial fiscal year implementation.

                  3. The maximum fees payable to Contractor under each of the payment provisions described in Subparagraph D 1 and D 2 hereinabove shall be increased by not greater than fifteen percent (15% or 0.15) if, at the Director's discretion and with the concurrence of Contractor, DMS as described in Attachment B attached hereto, is provided to the applicable Facility/Facilities.

                  4. The applicable contingent fees payable to Contractor for services provided pursuant Paragraph 5E (FMCS - OUTPATIENT) hereinabove shall be negotiated by Director and Contractor but shall be no greater than as follows:

                        a. Fees shall be no greater than eleven percent (11.0%)
                  of outpatient Medi-Cal, Medicare, CHDP, FPACT, CMS, and other publicly funded program payments received by County.

                        b. Fees shall be no greater than ten percent (10% or
                  0.10) of outpatient Medi-Cal, Medicare, CMS, and other publicly funded program payments received by County if, at Director's discretion, with concurrence of Contractor, outpatient FMCS is provided to LAC+USC, MLK/D, HDH, RLA, Harbor/UCLA Medical Center (H/UCLA), Olive View/UCLA Medical Center (OV/UCLA), and H/CHC.

                        c. Fees for CHDP and FPACT will, at the Director's
                  Discretion with Contractor concurrence, be reduced to no greater than seven percent (7.0% or .07) of payments received by County up to an agreed upon baseline(s).

            E. Contractor hereby agrees that should it become necessary, due to a temporary failure of Contractor to provide adequate FMCS system or support services, for County to bill inpatient Medi-Cal or Medicare accounts through alternate means other than FMCS, that

      Contractor shall not be entitled to receive any fees specified in this Paragraph 7 for claims submitted for payment through such alternative means and the maximum fee payable to Contractor shall be reduced on a prorated basis for the number of weeks the temporary failure exists as a proportion of annual maximum fee.

            F. All amounts payable to Contractor pursuant to this Paragraph 7 will be paid by County to Contractor within a reasonable period of time following County's receipt of complete and correct payments for the billings generated by Contractor from Medi-Cal, Medicare and/or commercial insurance payers, etc. All amounts payable to Contractor pursuant to this Paragraph 7 will be paid by County to Contractor within a reasonable period of time following County's receipt of an invoice detailing the inpatient payments received from Medi-Cal and Medicare during the prior month. In no case shall County pay to Contractor any amounts pursuant to this Paragraph 7 for any Medi-Cal or Medicare payments received by Facilities prior to date of commencement of this Agreement or subsequent to the effective date of discontinuance or termination of such services.

            G. Contractor hereby agrees that any payments made by County to Contractor for services originally approved by Medi-Cal, Medicare and/or commercial insurance payers, etc., and later disallowed in audit or otherwise recouped by the payer or its intermediary, shall be repaid. All refund payments to be made by Contractor shall be due and payable by Contractor upon Contractor's receipt of an itemized invoice indicating the specific nature and amount of the audit disallowance(s) and/or recoupment(s) and affirming County's intention to immediately repay any disallowances to Medi-Cal, Medicare and/or commercial insurance payer(s), etc. If Contractor fails to reimburse County, County may, at its discretion, deduct such amount from future payments to Contractor. In this regard, Contractor shall be relieved of its responsibilities under this Paragraph 7 if County shall not have notified Contractor of any audit disallowances and/or recoupment within one hundred and eighty (180) days of County's receipt of any final disallowance report and/or recoupment notification or within six (6) years of the date of the payment of the Medi-Cal, Medicare and/or commercial insurance, etc., claim to County.

            H. County shall be liable to Contractor with regard to amounts payable to Contractor for services performed hereunder only insofar as the bills processed and approved by Medi-Cal, Medicare, and/or commercial insurance payer(s), etc., cover County self-pay and non-self-pay patients as specified in Paragraph 4B.

            I. Contractor hereby agrees the services to be provided pursuant to Exhibit A - STATEMENT OF WORK, Paragraphs 5F and 5G shall be at no cost (free of charge) to County.

            J. Contractor also agrees to maintain records sufficient to document all billings submitted and inpatient admissions monitored as part of this project, separating Medi-Cal, Medicare, and various commercial insurance payer billings, which records shall serve as the basis of the computations required pursuant to this Paragraph 7 and which records shall contain the following information:

            (1) Accounts billed/monitored;

            (2) Invoice/control numbers of all billings submitted;

            (3) Dates of billings;

            (4) Amounts paid to County, by invoice/control number;

            (5) Dates of payments to County;

            (6) Amounts due to Contractor; and

            (7) Dates of payments to Contractor by County.

            County shall cooperate in providing Contractor with access to the information necessary for Contractor to maintain such ledgers and Contractor shall make such ledgers available to County for its inspection.

            K. Contractor also agrees to submit sufficient documentation with all invoices pursuant to this Paragraph 7 which shall include the following information:

            (1) Invoice/control numbers of all billings submitted;

            (2) Dates of billings;

            (3) Description of the product(s) or service(s) acquired;

            (4) Quantity/deliverable and price of each product or service;

            (5) Dates of acquisition/service;

            (6) Amounts due to Contractor; and

            (7) Copies of County's written authorization, third-party receipts, third-party invoices, and/or other documentation.

         8. ADDITIONAL COVENANTS OF CONTRACTOR: In performing the services described in this Exhibit A - STATEMENT OF WORK, Contractor shall:

            A. Use reasonable care to avoid duplicate invoicing;

            B. If so requested in advance by County, return all the material provided by County pursuant to Exhibit A - STATEMENT OF WORK,

      Paragraph 6 - Access to Information promptly and in the same condition and sequence in which received;

            C. Respect the confidential nature of all information with regard to County patient and Hospital financial records. Contractor contractually recognizes the confidentiality of all County patient data and therefore, shall obtain/extract only that information needed to discover and generate required third-party and commercial insurance, etc., billing information. All such collected information shall remain the property of County;

            D. Upon termination of Agreement, if so requested by the Director, Contractor shall provide County, in a format designated by the Director, with the data currently maintained in performance of services under this Agreement in accordance with Exhibit A - STATEMENT OF WORK, Paragraph 5.

            E. Have no contact whatsoever with any of the patients of County's Facilities, without the prior written consent of the Director, during the course of Contractor's performance of any of the services in this Agreement.

                                  ATTACHMENT A

                               MANAGEMENT REPORTS

A. MBFS REPORTS AND REPORT FREQUENCY - The following list of management reports shall be the minimum provided by Contractor as part of Exhibit A - STATEMENT OF WORK for MBFS. Detailed report contents and format are to be approved by County.

         1.       Denials Report (Weekly).

         2.       Inquiry Sent - No response - 60 Days Report (Weekly).

         3.       Suspended Claims - Greater Than 60 Days Report (Weekly).

         4.       Incorrectly Paid Accounts Reports (Weekly).

         5.       Pending Payment Status Report (Monthly).

         6.       Administrative Appeals Report (Monthly).

         7.       Management Summary Report (Monthly).

         8.       Outpatient Denials Report (Monthly).

         9.       Outpatient Pending Payment Status Report (Monthly).

         10.      Requested Information Status Report (Monthly).

                  Weekly reports shall be received by Facilities no later than five (5) working days from the scheduled Fiscal Intermediary transfer date to the State Controller's Office. Contractor shall promptly notify Count of any unexpected delays (i.e., RA tapes delayed by Fiscal Intermediary, RA tapes invalid, etc.)

                  Monthly report shall be received by Facilities no later than seven (7) working days following the end of the preceding month.

                  B. The following list of management reports shall be the minimum provided by Contractor as part of Exhibit A - STATEMENT OF WORK for FMCS. Detailed report contents and format are to be approved by County.

         1.       Days in Accounts Receivables by Carrier Code Monthly and by
                  Hospital.

         2. Summary of Accounts Receivable Balances and Monthly Accounts by Carrier Code by Billed and Unbilled by Hospital.

         3. Summary of Charges, Collections, Adjustments Monthly and Accounts Receivable Balances by Program.

         4. Detail Listing of Accounts Receivable sorted As Needed by Carrier Code, Name, PF Number, Admission Date, Discharge Date or Balance.

         5. Summary of Charges and Net Revenue by Medical Monthly Service (ward or clinic).

         6. Medi-Cal and Medicare Collections by Year of Monthly Services by Inpatient and Outpatient Activity.

         7.       Detail Summary of Medi-Cal and Medicare Monthly Remittances
                  Advices.

         8.       Medi-Cal and Medicare Denials/Mailbacks by Monthly Error Type.

         9. Accounts Receivable match to Medicare and Monthly Medi- Cal history files by designated Carrier Codes, listed by account.

         10. Summary of Days and Charges Billed by Carrier As Needed Code. (To be developed following implementation of price workstations.)

Note: (1) Specific due dates of reports to be determined by the Facility and Contractor.

                  (2)  Source of data to be specified by the Facility.

                                  ATTACHMENT B

                           DOCUMENT MANAGEMENT SYSTEM

A.       INPATIENT PRE-BILLING

         The following outlines the minimum services to be provided as functions of the installation and maintenance of the Document Management System at the applicable Facility inpatient pre billing areas.

         1. Perform a process flow analysis of the inpatient prebilling area.

         2. Install DMS workstations and supporting software to provide on-line update, inquiry and reporting capabilities.

         3. Provide reports, the contents and format of which are to be approved by County; thereafter, Contractor will install an ad hoc report writer if so requested by County.

         4. Install DMS workstations which allow data entry via barcode scanning or via keyboard entry and provide a visual display of menus and data. Menus must be return specific for the function of the workstation rather than generic menus for all workstations.

         5. Provide for the use of the bar-code labels which can be randomly associated with files, documents or data.

         6. Provide for association of bar-codes to other bar-codes to enable independent simultaneously gathered data to be consolidated at a future date.

         7. Provide the ability to track and control billing folders, billing instructions and other related information in the inpatient prebilling area.

                                  ATTACHMENT B

         8. Provide for maintaining and reporting, at a minimum, the patient name, patient file number, billing number, admission date, third party resource code (carrier code), days of service, case value, PFS assignment, current location, completed processing steps, duration of residence at each location, and key documents contained in the billing file.

         9.       Provide summary reports by each type of carrier code.

         10. Develop target processing times, using an elapsed time method, between milestones established for each case type.

         11. Provide the ability to establish a priority designation for any case (file or document) in the system such as a Medi-Cal case approaching the statute of limitations for billing.

         12. Provide on-site training of County's staff in the use of DMS in the inpatient prebilling area.

                  B.       FACILITIES

                  The following outlines the minimum services to be provided as functions of the installation, implementation, and maintenance of the Document Management System from admitting to billing of the account throughout the applicable Facilities.

                  1. Perform a process flow analysis of the PFS and Billing areas.

                  2. Install DMS workstations and supporting software to provide on-line update, inquiry and reporting capabilities.

                  3. Provide reports, the contents and format, of which are to be approved by the County; thereafter, Contractor will install an ad hoc report writer if so requested by County.

                                  ATTACHMENT B

                  4. Install DMS workstations which allow data entry via bar-code scanning or via keyboard entry and provide a visual display of menus and data. Menus must be return specific for the function of the workstation rather than generic menus for all workstations.

                  5. Provide for the use of the bar-code labels which can be randomly associated with files, documents or data.

                  6. Provide for association of bar-codes to other bar-codes to enable independent simultaneously gathered data to be consolidated at a future date.

                  7. Provide for maintaining and reporting, at a minimum, the patient name, patient file number, billing number, admission date, third party resource code (carrier code), days of service, case value, PFS assignment, current location, completed processing steps, duration of residence at each location, and key documents contained in the billing file.

                  8.       Provide summary reports of each type of carrier code.

                  9. Develop target processing times, using an elapsed time method, between milestones established for each case type.

                  10. Provide the ability to establish a priority designation for any case (file or document) in the system such as a Medi-Cal case approaching the statute of limitations for billing.

                  11. Provide on-site training of County's staff in the use of DMS in all relevant areas.

                                  ATTACHMENT C

             ADDITIONAL FINANCIAL MANAGEMENT AND CONSULTING SERVICES

A. County hereby authorizes, at the discretion of Director, with concurrence of Contractor, expansion of services to be provided by Contractor to Facilities pursuant to Exhibit A - STATEMENT OF WORK, Paragraph 4B of this Agreement. This paragraph states, in part:

           "Director will, in his sole discretion, refer accounts to Contractor, throughout the term of this Agreement, identified as self-pay and determined to have partially or fully unpaid balances by the County, or identified by the County as non-self-pay, whether billed or unbilled as having third-party coverage (i.e., Medi-Cal, Medicare, commercial insurance, etc.) and then rejected for payment or otherwise not paid, and other types of accounts, and/or from different automated systems than herein specified. Notwithstanding the above, County reserves the right for the Director to restrict specific accounts or account types from referral to Contractor. Director will, at his sole discretion, provide Contractor all pertinent data related to referred accounts."

Accordingly, Contractor may proceed to expand the services currently provided as follows:

1. Expanded Scope of Work: CONTRACTOR shall provide the revised services as outlined below, at the discretion of Director with the concurrence of Contractor, to Facilities.

2. Project Term: These revised services shall be provided from the initial effective date of this Agreement until directed to discontinue such services by Director or until this Agreement terminates.

3. Work to be Performed: The work to be performed by Contractor shall include the following:

         A.       Unbilled Inpatient and Outpatient Accounts

                                  ATTACHMENT C

                  (1) Research unbilled accounts on the HBOC Accounts Receivable (A/R) System and Collectors Accounts (C/A) System that meet the following criteria:

                           (a) Inpatient and outpatient accounts that have been classified as having third-party coverage after the date of patient discharge (inpatient) or patient service (outpatient), and

                           (b) Inpatient and outpatient accounts that have been classified as self-pay after the date of patient discharge (inpatient) or patient service (outpatient).

                  (2) Identify third party coverage for unbilled accounts (excluding those assigned by County to other contract service providers).

                  (3) Prepare Medicare, Medi-Cal and commercial insurance billings and submit to the appropriate intermediary.

                  (4) Research all accounts on the HBOC A/R and C/A systems with discharge or service dates prior to an agreed upon date for each Facility, except those accounts being processed by other contract agencies.

                           (a) Identify payment eligibility or appropriate disposition of these accounts.

                           (b) Provide an initial status report on these accounts by the effective date of this Agreement identifying probable recoverable amounts and apparent reasons for the accounts to be remaining on A/R.

                           (c) Prepare Medicare, Medi-Cal or commercial insurance billings to the appropriate intermediary, if eligibility exists.

                                  ATTACHMENT C

                           (d) Recommend other appropriate disposition of these accounts to Facility staff, if no payment eligibility can be determined.

                  (5) Research and resubmit claims billed by Contractor which are suspended or denied by the fiscal intermediary (i.e., complete and return RTD's, CIF's, etc.).

                  (6) Provide payment posting detail for accounts that have been billed by Contractor and subsequently paid. Input this detail to HBOC as posting transactions (i.e., "K" cards) and, as necessary, correct and resubmit unmatched items.

                  (7) Establish a payment tracking process on the accounts billed by Contractor to identify amounts billed and amounts collected. Provide an accounts aging report for the accounts billed by Contractor.

         B.       Billed and Unpaid Inpatient and Outpatient Accounts

                  (1) Research accounts on the HBOC A/R system which have been billed and remain unpaid at least 90 days after billing.

                  (2) Follow-up on the aforementioned billed accounts (excluding those assigned to QMA, USCB or other contract service providers) to determine why they have not been paid.

                  (3) Correct any deficiencies on the billed accounts, prepare revised Medicare, Medi-Cal and commercial insurance billings and resubmit to the appropriate intermediary for payment.

                  (4) Follow-up on the billed and unpaid accounts to identify those that have been paid but not deleted from the HBOC A/R system.

                                  ATTACHMENT C

                  (5) Prepare a listing of the accounts to be referred to the Treasurer and Tax Collector (TTC) or an Outside Collection Agency (OCA) based on criteria to be established by Facility staff.

                  (6) Obtain Facility concurrence on the referral list and prepare a referral report for TTC and/or the CCA.

                  (7) Prepare automated transactions to delete the accounts to be referred from the HBOC A/R system.

                  (8) Identify payment information on accounts that have been paid.

         C. Provide appropriate records and details for audit follow-up and review in accordance with requirements to be defined by Facility staff.

B.       SCOPE AND IMPLEMENTATION SCHEDULE

         The following outlines the minimum services (additional to prior FMCS services) to be provided to a Facility as a function of the installation, implementation, and maintenance of Enhanced FMCS and the maximum time periods allotted to complete installation and implementation of the various service components.

         1.       Upgrade FMCS billing system to enhanced FMCS.

                  a. Installation and implementation of the FMCS enhanced system onto a Novell Local Area Network (LAN) providing access to on all hardware capable of performing billing functions within 120 days of the effective date of this Agreement.

                  b. Installation and implementation of the upgraded Medi-Cal billing system including operation of the Novell LAN. Features to include at a minimum:

                           1. Key-in claim functionality including ability to submit claims on a weekly basis to the fiscal intermediary.

                                  ATTACHMENT C

            2. Ability to generate paper claims on the standard Medi-Cal claim format for any other payers for which a unique carrier code/financial class code is provided.

            3.    Mother/Baby account on-line linking

            4.    Worker assignment ability

            5.    Worker productivity reporting ability

         c. Re-Engineer FMCS to enable direct automated billing independent of the Document Management System (DMS) interface.

2.       Develop Compucare to DMS electronic interface at applicable Facility.

         a. Installation and implementation to be completed within 120 days of the effective date of this Agreement.

         b. Develop an interface (one-way) to accept Admission, Discharge, and Transfer information from Compucare.

3.       Develop FMCS at applicable Facility UR/TAR interface

         a. Installation and implementation to be completed within 120 days of the effective date of this Agreement.

         b. Develop an interface (one-way) to electronically load TAR specific information into enhanced FMCS (to reduce the need for manual key entry) from the applicable Facility UR/TAR system.

4.       Develop and Implement Automated Batch Updating to HBOC.

         Develop an HMS to microcomputer based automated batch update function to facilitate posting of billing related information (i.e, billing "flags", billing notes, insurance carrier changes, etc.) to the financial system data files.

                                  ATTACHMENT C

5. Enhanced Ongoing Support Provision of 1,615 hours of support during the contract period for the following functions.

         a. On-Site enhanced FMCS training

         b. Support for enhanced FMCS functionality enhancements.

         c. Support for the Compucare/DMS and FMCS/UR-TAR interface activities.

         d. Support for the any conversions affecting HBOC.

         e. Support for other FMCS related system conversions.

         f. Additional FMCS report development to meet Facility needs.

         g. Additional DMS report development to meet Facility needs.

6. Provision (at County's election) of any and all new releases/ versions and/or products of HMS billing systems/services, which are offered or provided to other HMS clients with similar billing and/or account management needs/requirements, to the County at no cost.

                                  ATTACHMENT D
                                COUNTY FACILITIES

                                   North/East

LAC+USC Medical Center                                      Monrovia Health Center
1200 North State Street                                     330 West Maple Avenue
Los Angeles, CA  90033                                      Monrovia, CA  91016

Azusa Health Center                                         Pico Rivera Health Center
150 North Azusa Avenue                                      6336 South Passons Blvd.
Azusa, CA  91702                                            Pico Rivera, CA  90661

Central Health Center                                       Roybal Comprehensive Health Center
241 North Figueroa Street                                   245 S. Fetterly Ave.
Los Angeles, CA  90012                                      Los Angeles, CA  90022

El Monte Comprehensive Health Center                        Whittier Health Center
10953 Ramona Blvd.                                          7643 S. Painter Avenue
El Monte, CA  91731                                         Whittier, CA  90602

La Puente Health Center
15930 Central Avenue
La Puente, CA  91744

                                     Coastal

Harbor/UCLA Medical Center                                  Long Beach CHC
1000 West Carson                                            1333 Chestnut Avenue
Torrance, CA  90509                                         Long Beach, CA  90813

Avalon Health Center                                        Norwalk Health Center
215 Summer Avenue                                           12360 East Firestone Boulevard
Catalina Island, CA  90704                                  Norwalk, CA 90650

Bellflower Health Center                                    Torrance Health Center
10005 East Flower Street                                    2300 Carson Street
Bellflower, CA  90202                                       Torrance, CA 90501

Harbor Health Center                                        Wilmington Health Center
122 West Eighth Street                                      1325 Broad Avenue
San Pedro, CA  90731                                        Wilmington, CA  90744

Hawaiian Gardens Health Center
22310 Wardham Street
Hawaiian Gardens, CA  90716

                                   South/West

Martin Luther King Jr./Drew Medical Center                  Imperial Heights Health Center
12021 South Wilmington Avenue                               10616 South Western Avenue
Los Angeles, CA  90059                                      Los Angeles, CA  90047

Rancho Los Amigos Medical Center                            Lawndale Health Center
7601 East Imperial Highway                                  14616 South Grevillea Avenue
Downey, CA 90242                                            Lawndale, CA  90260

Compton Health Center                                       North Hollywood Health Center
300 East Rosecrans Boulevard                                5300 Tujunga Avenue
Compton, CA  90221                                          North Hollywood, CA 90301

Florence/Firestone Health Center                            San Antonio Health Center
8019 South Compton Avenue                                   6538 Miles Avenue
Los Angeles, CA  90001                                      Huntington Park, CA  90256

H. Claude Hudson Comprehensive Health Center                South Health Center
2829 South Grand Avenue                                     1522 East 102nd Street
Los Angeles, CA 90007                                       Los Angeles, CA  90002

Hubert H. Humphrey Comprehensive Health Center
5850 S. Main Street
Los Angeles, CA  90003

                               San Fernando Valley

Olive View/UCLA Medical Center                              Pacoima Health Center
14445 Olive View Drive                                      13300 Van Nuys Boulevard
Sylmar, CA  91342                                           Pacoima, CA  91331

Burbank Health Center                                       San Fernando Health Center
1101 West Magnolia Blvd.                                    300 North Brand Avenue
Burbank, CA  91506                                          San Fernando, CA  91340

Glendale Health Center                                      Tujunga Health Center
501 North Glendale Avenue                                   7747 Foothill Boulevard
Glendale, CA  91206                                         Tujunga, CA  91402

Mid-Valley Comprehensive Health Center
7515 Van Nuys Blvd.
Van Nuys, CA  91405

                                 ANTELOPE VALLEY

High Desert Hospital                                         Antelope Valley Health Center
4449 N. 60th Street West                                     335- B East Avenue K6
Lancaster, CA  93536                                         Lancaster, CA  93535

                                  ATTACHMENT E

                               CONTRACTOR EMPLOYEE
                  ACKNOWLEDGMENT AND CONFIDENTIALITY AGREEMENT

PROJECT NAME ___________________________________________________________________

CONTRACTOR/EMPLOYER NAME________________________________________________________

CONTRACT NUMBER ________________________________________________________________

GENERAL INFORMATION:

Your employer referenced above has entered into a contract with the County of Los Angeles to provide certain services to the County. The County requires your signature on this Contractor Employee Acknowledgment and Confidentiality Agreement.

EMPLOYEE ACKNOWLEDGMENT:

I understand and agree that the Contractor referenced above is my sole employer for purposes of the above-referenced Contract. I understand and agree that I must rely exclusively upon my employer for payment of salary and any and all other benefits payable to me or on behalf by virtue of my performance of work under the above-referenced Contract.

I understand and agree that I am not an employee of the County of Los Angeles for any purpose whatsoever and that I do not have and will not acquire any rights or benefits of any kind from the County of Los Angeles by virtue of my performance of work under the above-referenced Contract. I understand and agree that I do not have and will not acquire any rights or benefits from the County of Los Angeles pursuant to any Agreement between any person or entity and the County of Los Angeles.

CONFIDENTIALITY AGREEMENT:

You may be involved with work pertaining to services provided by the County of Los Angeles and, if so, you may have access to confidential data and information pertaining to persons and/or entities receiving services from the County. In addition, you may also have access to proprietary information supplied by other vendors doing business with the County of Los Angeles. The County has a legal obligation to protect all such confidential data and information in its possession, especially data and information concerning health, criminal, and welfare recipient records. If you are to be involved in County work, the County must ensure that you, too, will protect the confidentiality of such data and information. Consequently, you must sign this Agreement as a condition of your work to be provided by your employer for the County. Please read this Agreement and take due time to consider it prior to signing.

I hereby agree that I will not divulge to any unauthorized person any data or information obtained while performing work pursuant to the above-referenced Contract between my employer and the County of Los Angeles. I agree to forward all requests for the release of any data or information received by me to my immediate supervisor.

I agree to keep confidential all health, criminal, and welfare recipient records and all data and information pertaining to persons and/or entities receiving services from the County, design concepts, algorithms, programs, formats, documentation, vendor proprietary information, and all other original materials produced, created, or provided to or by me under the above-referenced Contract. I agree to protect these confidential materials against disclosure to other than my employer or County employees who have a need to know the information. I agree that if proprietary information supplied by other County vendors is provided to me during this employment, I shall keep such information confidential.

I agree to report to my immediate supervisor any and all violations of the contract by myself and/or by any other person of which I become aware. I agree to return all confidential materials to my immediate supervisor upon completion of this contract, or termination of my employment with my employer, whichever occurs first.

I acknowledge that violation of this Agreement will subject me to civil and/or criminal action and that the County of Los Angeles may seek all possible legal redress.

NAME:      _________________________________
                                              (Signature)

NAME:      _________________________________    DATE:___/___/___
                                                (Print)

POSITION:  _______________________________

DISCUSSED WITH EMPLOYEE (SUPERVISOR NAME): _____________________________________
                                                                    (Signature)


NAME:      _________________________________    DATE:___/___/___
                                                (Print)

POSITION:  _______________________________

c:    HMS Project Manager
      Director of County Department of Health Service